Exhibit 2.01

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

MGI PHARMA, INC.,

MGIP ACQUISITION CORP.,

AESGEN, INC.,

AND

THE EQUITYHOLDERS’ REPRESENTATIVE

Dated as of August 30, 2004

i

ii

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Company Counsel Legal Opinion
Exhibit D	Form of Parent Counsel Legal Opinion

Schedule 2.01(d)	Merger Consideration
Schedule 2.05	Company Stock Options
Schedule 7.02(c)	Approvals

Company Disclosure Schedule

Parent Disclosure Schedule

The Schedules listed above have been omitted. The issuer hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of August 30, 2004 (this “Agreement”), among MGI PHARMA, INC., a Minnesota corporation (“Parent”), MGIP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), AESGEN, INC., a Delaware corporation (the “Company”) and Timothy I. Maudlin, in his capacity as Equityholders’ Representative (as defined in Section 11.01 hereof and solely for purposes thereof).

W I T N E S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective shareholders; and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, each stockholder of the Company (collectively, the “Company Stockholders”) owns such number of shares of common stock, $0.01 par value (the “Company Common Stock”) and preferred stock, $0.01 par value, of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”), as is set forth opposite such stockholder’s name in Schedule 3.04(a);

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain of the Company Stockholders (such stockholders being referred to herein as the “Principal Stockholders”) is entering into a voting agreement with Parent (a “Voting Agreement”), dated the date hereof and substantially in the form attached hereto as Exhibit A; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 12.02 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, mutual covenants and agreements herein contained, and for other good and valuable consideration, intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

SECTION 1.02 Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL; and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Dorsey & Whitney LLP (“Dorsey”), 250 Park Avenue, New York, New York (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all without further act or deed. If at any time after the Effective Time, any further action is necessary or appropriate to carry out the purposes of this Agreement and to vest the Surviving Corporation with all the right, title and possession to the assets, properties, rights and privileges of the Company and/or Merger Sub, the officers of the Surviving Corporation are fully authorized in the name of the Company and/or Merger Sub to take, and shall take, all such lawful and necessary or appropriate action.

SECTION 1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Subject to Section 6.06, at the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is MGI OM, Inc.”

(b) Subject to Section 6.06, at the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to MGI OM, Inc.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 2.01 Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company:

(a) each share of Company Stock issued and outstanding as of the Effective Time (other than (i) shares of Company Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company; and (ii) Dissenting Shares (as defined in Section 2.08)) shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be cancelled and terminated as set forth below and converted into the right to receive a cash payment as specified in this Section 2.01. Shares of Company Preferred Stock as to which the Put Right has been exercised shall be cancelled and terminated as set forth below and converted into the right to receive the Redemption Price (without interest) in respect thereof and the holders of such shares shall not, in any manner, be entitled to receive any Milestone Payments (as hereinafter defined) and Earn Out Payments (as hereinafter defined). All other shares of Company Stock shall be cancelled and terminated as set forth below and, subject to the terms and conditions set forth herein, shall be converted into the right to receive a cash payment equal to the Per Share Amount (without interest) (as hereinafter defined), the Milestone Payments and the Earn Out Payments (such amounts payable in the manner and at such times as expressly set forth herein, it being understood that each holder of Company Preferred Stock with respect to which the Put Right has not been exercised, shall be entitled to receive, in exchange for such holder’s shares of Company Preferred Stock, the amount such holder would have received had such holder converted the Company Preferred Stock held by such holder into Company Common Stock immediately prior to the Effective Time) (the Per Share Amount, the

Milestone Payments and the Earn Out Payments, together with the Preferred Stock Put Amount (as hereinafter defined), are referred to herein collectively as the “Merger Consideration”). Notwithstanding anything contained in Section 2.01(a) to the contrary and for the avoidance of doubt, (i) holders of shares of Company Preferred Stock, with respect to which the Put Right has not been exercised, shall have the right to receive (in lieu of the shares of Company Common Stock immediately theretofore receivable upon the conversion of such shares of Company Preferred Stock) such portion of the Merger Consideration (other than the Preferred Stock Put Amount) as may be issued or payable with respect to the number of outstanding shares of Company Common Stock equal to the number of shares of Company Common Stock into which the Company Preferred Stock may have been converted had the Merger not taken place, and (ii) no Merger Consideration shall be paid in respect of any shares of Company Preferred Stock (other than shares of Company Preferred Stock with respect to which the Put Right has been exercised) until the Preferred Stock Put Amount has been paid in full;

(b) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of all of the outstanding shares of common stock of the Surviving Corporation; and

(d) attached hereto as Schedule 2.01(d) is a schedule reflecting the amount of Merger Consideration allocated to each holder of Company Stock, Outstanding Company Options and Outstanding Company Warrants (as of the date hereof in the Company’s transfer books) determined in accordance with the terms hereof as if the Effective Time were the date hereof. The Company shall deliver to Parent at Closing a revised Schedule 2.01(d), which, among other things, shall be adjusted to reflect the exercise of the Put Right by some or all of the holders of Company Preferred Stock.

At the Closing, Parent shall deliver (x) to the Equityholders’ Representative an amount equal to the sum of the Preferred Stock Put Amount plus the Initial Aggregate Amount (as hereinafter defined) pursuant to wire instructions of the Equityholders’ Representative, (y) to the Escrow Agent the Escrow Fund (excluding the Additional Escrow Amount) pursuant to wire instructions of the Escrow Agent and (z) to the Equityholders’ Representative an amount equal to the Reserve Account (as defined in Section 11.01(c) below). The payment of the sum of the Preferred Stock Put Amount plus the Initial Aggregate Amount (if any) by the Equityholders’ Representative to the Company Stockholders and the holders of Outstanding Company Options and Outstanding Company Warrants (collectively, the “Equityholders”) shall be made to the Equityholders in accordance with Schedule 2.01(d), as revised. The payment of the Escrow Fund by the Escrow Agent to the Equityholders’ Representative for subsequent distribution to the Equityholders shall be made pursuant and subject to the terms and conditions of the Escrow Agreement and to the Equityholders in accordance with Schedule 2.01(d), as revised.

The following terms shall have the meanings set forth below:

(i) “Adjusted Fully Diluted Share Number” shall mean the sum of (x) the total number of shares of Company Stock, other than shares of Company Preferred Stock with respect to which the Put Right has been exercised, outstanding immediately prior to the Effective Time (after having given effect to the conversion of all outstanding shares of Company Preferred Stock included therein into shares of Company Common Stock), (y) the total number of shares of Company Common Stock that are issuable upon the exercise of all of the Outstanding Company Options (as defined in Section 2.05 below) issued and outstanding immediately prior to the Effective Time and (z) the total number of shares of Company Common Stock that are issuable upon the exercise of the Outstanding Company Warrants (as defined in Section 2.06 below) issued and outstanding immediately prior to the Effective Time.

(ii) “Escrow Agent” shall mean a nationally recognized banking institution mutually agreed to by Parent and the Company.

(iii) “Escrow Agreement” shall mean the Escrow Agreement by and among the Company, Parent and Escrow Agent, in the form attached hereto as Exhibit B.

(iv) “Escrow Fund” shall mean $3,200,000 plus the Additional Escrow Amount, if any (as defined in Section 2.03(e) below).

(v) “Initial Aggregate Amount” shall mean the amount equal to $32,000,000 less the sum of (A) the Escrow Fund (excluding the Additional Escrow Amount) plus (B) the Preferred Stock Put Amount plus (C) the Excess Working Capital Deficit Adjustment (as defined in Section 6.08 below) plus (D) the Reserve Account amount.

(vi) “Initial Per Share Amount” shall mean the quotient of (x) the Initial Aggregate Amount divided by (y) the Adjusted Fully Diluted Share Number.

(vii) “Per Share Amount” shall mean the quotient of (x) $32,000,000 less the sum of (A) the Preferred Stock Put Amount plus (B) the Excess Working Capital Deficit Adjustment plus (C) the Reserve Account amount divided by (y) the Adjusted Fully Diluted Share Number provided that such Per Share Amount shall be subject to increase upon taking into effect the amount of any funds distributed to the Equityholders out of the Reserve Account.

(viii) “Preferred Stock Put Amount” shall mean the aggregate Redemption Price payable to holders of shares of Company Preferred Stock with respect to which the Put Right has been exercised.

(ix) “Put Right” shall mean the right of the holders of Company Preferred Stock to give notice on or prior to the Closing Date to the Company stating their intention to have the Company redeem such Company Preferred Stock at the Redemption Price in accordance with the applicable provisions of the Certificate of Incorporation of the Company.

(x) “Redemption Price” shall mean an amount equal to $100.00 per share, plus any accrued and unpaid dividends, as determined in accordance with the applicable provisions of the Certificate of Incorporation of the Company.

SECTION 2.02 Initial Payment of Cash for Company Stock.

(a) After the Effective Time, each holder of a certificate or certificates representing shares of Company Stock (“Company Share Certificates”) canceled and extinguished at the Effective Time pursuant to Section 2.01 may surrender such certificate or certificates to the Equityholders’ Representative, as agent for the holders of shares of Company Stock, to effect the exchange of such certificate or certificates on such holder’s behalf. After surrender to the Equityholders’ Representative of any Company Share Certificate which, prior to the Effective Time, shall have represented any shares of Company Stock, subject to the provisions of Section 2.08, the Equityholders’ Representative shall (i) distribute to the person in whose name such certificate shall have been registered, a check representing an amount for each share of Company Common Stock equal to the Redemption Price or the Initial Per Share Amount, as the case may be (it being understood that the Company Preferred Stock with respect to which the Put Right has not been exercised shall be deemed to be converted into shares of Company Common Stock immediately prior to the Effective Time), and (ii) make the Milestone Payments and Earn Out Payments in the manner specified in Section 2.03 and Section 2.04. Until so surrendered and exchanged, each outstanding Company Share Certificate which, prior to the Effective Time, represented shares of Company Stock, shall be deemed to represent and evidence only the right to receive the consideration to be paid therefor as set forth in Section 2.01 and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. The Equityholders’ Representative agrees that, promptly after approval of the Merger by the Company Stockholders, it will cause to be distributed to each Company Stockholder appropriate materials to facilitate such surrender and will process such materials promptly after receipt thereof.

(b) If payment of the Merger Consideration is to be made to a person other than the person in whose name the Company Share Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment shall pay to Parent any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the Company Share Certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not payable.

(c) Except as provided in Section 2.03(b) and Section 2.04(a), no interest shall accrue or be payable with respect to any amounts which any holder of shares of Company Stock shall be so entitled to receive. The Equityholders’ Representative shall be authorized to pay the cash attributable to any Company Share Certificates which has been lost or destroyed, upon receipt by the Equityholders’ Representative and Parent of satisfactory evidence of ownership of the shares of Company Stock represented thereby and of appropriate indemnification.

(d) If the holder of any shares of Company Stock shall become entitled to receive payment for such shares pursuant to the DGCL and Section 2.08 hereof, such payment shall be made by the Equityholders’ Representative upon written instructions from the Parent or Surviving Corporation in accordance with Section 2.08 hereof.

SECTION 2.03 Milestone Payments.

(a) In addition to the payments to be made pursuant to Section 2.01(a) hereof, Parent shall pay, or cause to be paid, at such time described in Section 2.03(d) below, to the Equityholders’ Representative in accordance with the provisions of Section 2.01(a) and Schedule 2.01(d), the following additional nonrefundable payments (the “Milestone Payments”) after the occurrence of each of the following events (the “Milestones”), (the date upon which each Milestone is achieved being referred to as a “Milestone Date”):

(i) $33,000,000 (less the Additional Escrow Amount, if applicable) in cash upon receipt of approval from the FDA of an NDA related to the Earn Out Product (as hereinafter defined) (“FDA Approval”); and

(ii) $25,000,000 in cash upon Net Sales (as hereinafter defined) exceeding $50,000,000 in the second full Earn Out Year (as hereinafter defined).

(b) Any overdue Milestone Payments from Parent or the Surviving Corporation, as the case may be, to the Equityholders under this Agreement shall accrue interest at the annual rate of LIBOR plus one percent (1%).

(c) For purposes of this Agreement, LIBOR shall mean the daily LIBOR rate quoted from the display of interest settlement rates (commonly known as LIBOR) for United States Dollar deposits in London designated as page 3750 (British Bankers Association (BBA) LIBOR rates) of the Telerate Service (or any other page that replaces page 3750 and displays BBA London interbank settlement rates for United States Dollar deposits), which is displayed in the column headed (“USD”) as of 11:00 a.m., London time, on the second business day prior to the expiration of the applicable payment period.

(d) Within forty-five (45) days after the occurrence of any Milestone, Parent shall pay to the Equityholders’ Representative the applicable aggregate Milestone Payment pursuant to wire instructions of the Equityholders’ Representative for payment to the Equityholders.

(e) In the event that, at such time as the Milestone Payment referred to in Section 2.03(a)(i) is due and payable, the aggregate amount of claimed and unpaid Damages of the Parent Indemnified Parties pursuant to Section 10.02 below for which written notices of claim have been given prior to the expiration of the Survival Period exceeds the aggregate balance of funds then held in escrow by the Escrow Agent pursuant to the Escrow Agreement (the “Remaining Escrow Balance Amount”), then Parent shall deposit with the Escrow Agent out of such applicable Milestone Payment amount an amount equal to the excess of such claimed and unpaid Damages amount over the Remaining Escrow Balance Amount (the “Additional Escrow Amount”); provided that the Additional Escrow Amount shall not, in any instance, exceed $1,800,000.

SECTION 2.04 Earn Out Payments

(a) In addition to the payments to be made pursuant to Section 2.01(a), Section 2.02(a) and Section 2.03(a) hereof, Parent shall pay, or cause to be paid, at such time as described in Section 2.04(b) below, to the Equityholders’ Representative in accordance with the provisions of Section 2.01(a) and Schedule 2.01(d), as revised, the required Earn Out Payments with respect to each Earn Out Year during the Earn Out Payment Period (as hereinafter defined); provided that Parent’s obligation to make Earn Out Payments during the Earn Out Payment Period as contemplated by this Section 2.04 shall commence for, and Parent shall not be obligated to make any Earn Out Payments for any period prior to, such Earn Out Year in which the sum of Net Sales for such Earn Out Year and Net Sales for all previously completed Earn Out Years shall be equal to or in excess of $50,000,000. For the avoidance of doubt, Earn Out Payments shall be made in respect of each dollar of Net Sales above the foregoing $50,000,000 threshold amount. Any overdue Earn Out Payments from Parent to the Equityholders shall accrue interest at the annual rate of LIBOR plus one percent (1%).

(b) Within forty-five (45) days from the end of the applicable Earn Out Year, Parent shall provide to the Equityholders’ Representative a statement (the “Annual Statement”), substantially in the form to be mutually agreed to by Parent and the Company on or prior to Closing, showing Parent’s calculation of the Earn Out Payment, if any, payable with respect to such Earn Out Year. Parent shall pay to the Equityholders’ Representative within ninety (90) days following the end the applicable Earn Out Year the required aggregate Earn Out Payments for such Earn Out Year pursuant to wire instructions of the Equityholders’ Representative.

(c) If the Equityholders’ Representative does not provide a Dispute Notice (as hereinafter defined) to Parent within forty five (45) days after receipt of an Annual Statement, then the Equityholders shall be deemed to have accepted the Annual Statement.

(d) If, within forty five (45) days after receipt of an Annual Statement, the Equityholders’ Representative notifies Parent in writing (a “Dispute Notice”) that such person disputes the calculation of the Earn Out Payment reflected therein, which Dispute Notice shall state the nature of the dispute in reasonable detail and identify the items and amounts in dispute, and if Parent and the Equityholders’ Representative are unable within thirty (30) days after receipt by Parent of a Dispute Notice to resolve any disputes, the Equityholders’ Representative and Parent shall submit the items remaining in dispute for resolution to the Independent Accounting Firm (as hereinafter defined), which shall, within ninety (90) days after such submission, determine and report to Parent and the Equityholders’ Representative upon such remaining disputed items, and such report shall be final, binding and conclusive on Parent and the Equityholders. In the event Parent or the Surviving Corporation are required to make additional Earn Out Payments based on the final determination of the Independent Accounting Firm, then such payments shall be made within thirty (30) days following the date of such determination. The fees and disbursements of the Independent Accounting Firm and the Equityholders’ Representative (with respect to any investigation or audit pursuant to this Section 2.04) shall be paid by the Equityholders’ Representative provided that if, with respect to a Dispute Notice, the Independent Accounting Firm determines that Parent underpaid the applicable Earn Out Payment for such applicable Earn Out Year by at least ten (10%) percent, then such fees and disbursements shall be paid by Parent.

(e) In accordance with this Section 2.04, Parent and the Surviving Corporation and their respective affiliates shall keep complete and accurate records (specifically including originals or copies of documents supporting entries in the books of account) pertaining to the sale of the Earn Out Product and covering all transactions from which Net Sales are derived for a period of one (1) calendar year after the completion of the Earn Out Year in which such sales occurred and in reasonably sufficient detail to permit the Equityholders’ Representative to confirm the accuracy of the Earn Out Payment calculations hereunder.

(f) During the Earn Out Period and for six (6) months thereafter, at the reasonable request of the Equityholders’ Representative, Parent shall, upon reasonable notice from the Equityholders’ Representative, provide the Equityholders’ Representative and the Independent Accounting Firm reasonable access at reasonable times to the books and records of the Surviving Corporation and, to the extent applicable, Parent and its affiliates that are reasonably related to Net Sales, to confirm the amount of Net Sales and accuracy of the applicable Annual Statement related thereto, for any period and to investigate the basis for any dispute provided for in Section 2.04(d), and Parent shall cooperate, and cause its affiliates and the Surviving Corporation to cooperate, with the Equityholders’ Representative’s accountants, to the extent reasonably required by the Equityholders’ Representative and the Independent Accounting Firm to confirm the amount of Net Sales for any period and to investigate the basis for any dispute provided for in Section 2.04(d).

(g) The following terms shall have the meanings set forth below:

(i) “Earn Out Period” shall mean the period commencing as of the Effective Time and continuing through the Earn Out Payment Period.

(ii) “Earn Out Payment” shall mean five percent (5%) of the Net Sales (including, for the avoidance of doubt, dollar one of Net Sales) of the Earn Out Product for an Earn Out Year in the Earn Out Payment Period; provided, however, that, with respect to the final Earn Out Year during the Earn Out Payment Period, the term “Earn Out Payment” shall include an additional amount equal to three (3) times the Net Sales for such final Earn Out Year.

(iii) “Earn Out Payment Period” shall mean the ten (10) consecutive twelve month periods commencing on the first day of the first successive calendar month after Market Launch (as hereinafter defined).

(iv) “Earn Out Product” shall mean any and all products, including the Company’s lead product currently known as Saforis, containing L-Glutamine (including all forms, salts, metabolites and derivatives thereof), now in existence or hereafter developed by the Company, Parent, or any of their affiliates or sublicensees, which are covered by the Company Intellectual Property or any Improvement (as defined below) thereto in any dosage form for the prevention and/or treatment of disease for manufacture, market and sale anywhere in the United States, which, but for the Company’s rights in the Company Intellectual

Property and the rights of the Company and/or Parent or their affiliates in any Improvement, would constitute an infringement of one or more valid claims of any of the United States patents included within the Company Intellectual Property or Improvements; provided that, for purposes of this Agreement, “Earn Out Product” shall not include Calcitriol and Pamidronate.

(v) “Earn Out Year” shall mean each of the ten (10) consecutive twelve month periods in the Earn Out Payment Period.

(vi) “Improvement(s)” shall mean any new or useful technology, invention, discovery, process or improvement, whether or not patentable or copyrightable, relating to or arising from the Company Intellectual Property conceived or first reduced to practice or demonstrated to have utility by the Company, Parent or any of their affiliates.

(vii) “Independent Accounting Firm” shall mean Deloitte & Touche, LLP or such other independent accounting firm as may be mutually acceptable to the Equityholders’ Representative and Parent, provided that (i) no firm shall be the Independent Accounting Firm if that firm has, within five (5) years before the time such firm is actually engaged to provide services under this Agreement, performed services for Parent, the Equityholders’ Representative, the Company or any of their respective affiliates and (ii) none of the Company, the Equityholders’ Representative, Parent or any of their respective affiliates shall engage the Independent Accounting Firm to provide services, other than to provide services under this Agreement, for at least one (1) year after such firm has performed services as the Independent Accounting Firm; provided, that it shall not be a breach of clause (ii) above if (x) Parent or any of its respective affiliates acquires a person that prior to such acquisition used the Independent Accounting Firm for any services, and that Independent Accounting Firm continues to provide such services to the acquired person, or (y) the Independent Accounting Firm is acquired by another person that provides services to Parent or any of its affiliates and the acquiring person continues to provide services to such person.

(viii) “Market Launch” shall mean the date the Earn Out Product is first shipped by Parent, the Surviving Corporation or their affiliates for commercial sale in the United States with the intent to establish commercial inventory.

(ix) “Net Sales” shall mean net sales of the Earn Out Product by Parent and its affiliates, agents, subdistributors and licensees (including the Surviving Corporation) in the United States and other territories of the United States calculated in accordance with U.S. GAAP (as hereinafter defined) consistently applied by Parent less, to the extent actually paid or credited: (i) fees payable in connection with the sale of the Earn Out Product to non-affiliated third parties at the request of customers (including group purchasing organization administration fees, warehousing and distribution fees, and electronic exchange fees or charges); provided, however, that all such fees shall be in accordance with usual and customary industry practice for like products; (ii) cash or product discounts, refunds, replacements, or credits granted to purchasers for the return of the Earn Out Product or as reimbursement for damaged Earn Out Product; (iii) freight, postage, insurance and other shipping charges paid in connection with the Earn Out Product; and (iv) sales and use taxes, customs, duties, and other governmental taxes or charges (except taxes or charges based on income), including any value added taxes incurred in connection with the sale of the Earn Out Product.

(h) The right to receive Earn Out Payments shall not be assigned or otherwise transferred by any Equityholder (i) other than by operation of law or by will or the laws of descent and distribution, (ii) unless registered under the Securities Act of 1933, as amended (the “Securities Act”) or (iii) unless Parent shall have first received an opinion of counsel reasonably satisfactory to Parent that such assignment or transfer is exempt from the registration requirements of the Securities Act.

SECTION 2.05 Company Stock Options.

(a) All options issued pursuant to the Company’s Stock Option Plan, as amended (the “Stock Plan”) and outstanding immediately prior to the Effective Time (an “Outstanding Company Option” and collectively, the “Outstanding Company Options”) shall be canceled and extinguished and, with respect to each share of Company Common Stock subject to each such Outstanding Company Option, be converted into and become the right to receive (i) a cash payment (subject to applicable payroll and income tax) (without interest) in an amount equal to the difference between (x) the Per Share Amount and (y) the exercise price per share for each share of Company Common Stock subject thereto, and such amount shall be payable in the manner and at such time as set forth in Section 2.01(a) and Section 2.02(a), and (ii) the Milestone Payments and Earn Out Payments that are payable in respect to the shares of Company Common Stock subject thereto, and such amounts shall be payable in the manner and at such times as set forth in Section 2.03 and Section 2.04. As soon as practicable after the Effective Time and upon surrender to the Equityholders’ Representative of each agreement representing an Outstanding Company Option, the Equityholders’ Representative shall pay out, with respect to each share of Company Common Stock subject to each Outstanding Company Option, an amount equal to the difference between the Initial Per Share Amount, if any, and the exercise price for each share of Company Common Stock subject thereto.

(b) In the event any agreement representing an Outstanding Company Option shall have been lost or destroyed, the Equityholders’ Representative, subject to such conditions as Parent may reasonably impose (including the posting of a reasonable indemnity bond or other surety with respect to such agreement alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such agreement in a form reasonably satisfactory to Parent. Prior to the Effective Time, the Company shall (x) obtain from the holders of Outstanding Company Options all consents, amendments and/or waivers related thereto that are necessary to effect conversion of the Outstanding Company Options pursuant to this Section 2.05, and (y) with respect to all Outstanding Company Options for which the applicable exercise price per share for each share of Common Stock subject thereto is less than the Initial Per Share Amount, enter into and obtain all amendments that adjust such applicable exercise price per share to an amount per share not in excess of the Initial Per Share Amount.

SECTION 2.06 Company Warrant.

(a) Any warrant to purchase Company Common Stock that is outstanding immediately prior to the Effective Time (an “Outstanding Company Warrant”) shall be canceled and extinguished and, with respect to each share of Company Common Stock subject to each Outstanding Company Warrant, be converted into and become the right to receive (i) a cash payment (subject to applicable payroll and income tax) (without interest) in an amount equal to the difference between (x) the Per Share Amount and (y) the exercise price for each share of Company Common Stock subject thereto, and such amount shall be payable, in the manner and at such time as set forth in Section 2.01(a) and Section 2.02(a), and (ii) the Milestone Payments and Earn Out Payments that are payable in respect to the shares of Company Common Stock subject thereto, and such amounts shall be payable in the manner and at such times as set forth in Section 2.03 and Section 2.04. As soon as practicable after the Effective Time and upon surrender to the Equityholders’ Representative of each document representing an Outstanding Company Warrant, the Equityholders’ Representative shall pay out, with respect to each share of Company Common Stock subject to each Outstanding Company Warrant to the extent vested at the Effective Time an amount equal to the difference between the Initial Per Share Amount, if any, and the exercise price per share for each share of Company Common Stock subject thereto.

(b) In the event any document or instrument representing an Outstanding Company Warrant shall have been lost or destroyed, Equityholders’ Representative, subject to such conditions as Parent may reasonably impose (including the posting of a reasonable indemnity bond or other surety with respect to such document or instrument alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such agreement in a form reasonably satisfactory to Parent. Prior to the Effective Time, the Company shall provide all required notices to all holders of Outstanding Company Warrants and shall obtain from such holders all consents, amendments and/or waivers related thereto that are necessary to effect conversion of the Outstanding Company Warrants pursuant to this Section 2.06. All taxes arising from the cancellation of an Outstanding Company Warrant and the payment of Merger Consideration shall be borne by the holder thereof.

SECTION 2.07 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Company Share Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law (as hereinafter defined).

SECTION 2.08 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, upon the surrender, in the manner provided in Section 2.02.

(b) The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”).

SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees. The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect that is individually, or in the aggregate, materially adverse to the business condition, assets, operations, clinical or regulatory affairs, financial condition or results of operations of the Company, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic, regulatory, political or business conditions; (ii) any changes or events affecting the industry in which the Company operates (other than any changes or events that may disproportionately affect the Company); (iii) any matter resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof; (iv) any fees or expenses payable as a result of the performance of the transactions contemplated by this Agreement; or (v) any violations or other matters arising from changes in law, rules or regulations or generally accepted accounting principles.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company including all amendments thereto; (b) the minute books containing all consents, actions and meeting of the stockholders of the Company and the Company’s Board of Directors and any committees thereof; and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect.

SECTION 3.03 No Subsidiaries. The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

SECTION 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, 122,927 shares of Series A Preferred Stock (“Company Series A Preferred Stock”), 111,775 shares of Series B Preferred Stock (“Company Series B Preferred Stock”), 40,000 shares of Series C Preferred Stock (“Company Series C Preferred Stock”) and 35,022 shares of Series D Preferred Stock (“Company Series D Preferred Stock”). As of the date hereof, there are (i) 1,455,731 shares of Company Common Stock; (ii) 110,000 shares of Company Series A Preferred Stock; (iii) 111,775 shares of Company Series B Preferred Stock; (iv) 34,256 shares of Company Series C Preferred Stock; and (v) 29,994 shares of Company Series D Preferred Stock, issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. There are no shares of Company Stock held in the treasury of the Company. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule. All issued and outstanding shares of Company stock have been offered, sold, and delivered by the Company in compliance in all material respects with applicable securities laws. None of the issued and outstanding shares of Company Stock have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) The Company has reserved 2,600,000 shares of Company Common Stock and 12,927 shares of Company Series A Preferred Stock for issuance under the Stock Plan of which options to purchase 1,080,949 shares of Company Common Stock and 0 shares of Company Series A Preferred Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Outstanding Company Option as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Stock that is subject to such Outstanding Company Option; (iii) the date on which such Outstanding Company Option was granted and the term of such Outstanding Company Option; (iv) the vesting schedule for such Outstanding Company Option; (v) the exercise price per share of Company Stock purchasable under such Outstanding Company Option; (vi) whether such Outstanding Company Option has been designated an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); and (vii) the current employee or independent contractor or Board member status of the holder of such Outstanding Company Option. All

Outstanding Company Options have been offered, issued and delivered in compliance in all material respects with applicable securities laws. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Outstanding Company Options and the form of all agreements and/or awards evidencing Outstanding Company Options.

(c) The Company has reserved 22,500 shares of Company Common Stock for future issuance pursuant to the exercise of a common stock purchase warrant (the “Company Warrant”). Section 3.04(c) of the Company Disclosure Schedule accurately sets forth, with respect to the Company Warrant: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Warrant; (iii) the exercise price per share of Company Common Stock purchasable under such Company Warrant; (iv) the total number of shares of Company Common Stock with respect to which such warrant is immediately exercisable; and (v) the vesting schedule for such Company Warrant. The Company Warrant has been offered, issued and delivered in compliance in all material respects with applicable securities laws. The Company has made available to Parent accurate and complete copies of all documents and instruments evidencing the Company Warrant.

(d) Except as described in Section 3.04(b) and Section 3.04(c) above or as set forth in Section 3.04(b) or Section 3.04(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company (including, but not limited to, stock appreciation, phantom stock, profit participation or similar rights) or obligating the Company to issue, sell, exchange, repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e) Except as set forth on Section 3.04(e) of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

SECTION 3.05 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 3.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected; or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party, except, in the case of each of clause (ii) and (iii), those violations, conflicts, breaches or defaults which would not result in a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”) or any other party or person, except (i) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”); (ii) for the filing and recordation of appropriate merger documents as required by the DGCL; and (iii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the this Agreement.

SECTION 3.07 Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”), except where the failure of the Company to possess such Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and will remain so, in all material respects, after the Closing, and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. The Company has conducted its business in all material respects in accordance with the terms and conditions of the Company Permits. The Company has not received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

SECTION 3.08 Financial Statements.

(a) True and complete copies of (i) the audited balance sheets of the Company as of December 31, 2002 and 2003, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes thereto (collectively referred to herein as the “Audited Financial Statements”); and (ii) the unaudited balance sheet of the Company as of June 30, 2004 (the “Reference Balance Sheet”), and the related statements of operations, changes in stockholders’ equity and changes in cash flows for the six months ended June 30, 2004 (collectively referred to herein as the “Interim Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP), are based upon the information contained in the books and records of the Company and each present fairly, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, the Company does not have any debts, liabilities or obligations (“Liabilities”), other than Liabilities (i) recorded or reserved against on the Reference Balance Sheet; (ii) not in an individual amount in excess of $50,000; (iii) not required to be reflected in accordance with U.S. GAAP in financial statements or the footnotes thereto; or (iv) incurred since June 30, 2004 in the ordinary course of the business, consistent with past practice.

SECTION 3.09 Absence of Certain Changes or Events. Since January 1, 2004, except as contemplated by or as disclosed in this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Company Material Adverse Effect. Since January 1, 2004, unless otherwise disclosed in Section 3.09 of the Company Disclosure Schedules, the Company has not:

(a) borrowed any amount (including advances on existing credit facilities) or incurred or become subject to any liability in excess of $50,000, except (i) current liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities under contracts entered into in the ordinary course of business consistent with past practice;

(b) had any of its assets with a fair market value in excess of $10,000 subjected to any lien or encumbrance;

(c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $10,000, other than current liabilities paid in the ordinary course of business consistent with past practice;

(d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any tangible assets with a fair market value in excess of $10,000, or canceled any debts or claims, in each case, except in the ordinary course of business consistent with past practice;

(e) sold, assigned, licensed or transferred (including any such transaction to any employees, affiliates or stockholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

(f) disclosed, to any person other than Parent or Merger Sub and authorized representatives of Parent or Merger Sub, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information;

(g) waived any rights of material value, except in the ordinary course of business consistent with past practice;

(h) accrued, declared or paid any dividends or other distributions with respect to any shares of the Company’s capital stock or redeemed or purchased, directly or indirectly, any shares of the Company’s capital stock or any options or other rights to acquire any of such stock;

(i) issued, sold or transferred any of the Company’s equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities, other than options granted to the Company’s employees pursuant to any Company stock incentive plans in a manner consistent with past practice;

(j) entered into any transaction, agreement or understanding with any Insider (as hereinafter defined) other than employment arrangements otherwise disclosed in this Agreement and the Company Disclosure Schedule, or the transactions contemplated hereby;

(k) suffered any material theft, damage, destruction or loss of or to any material property or material properties owned or used by it, whether or not covered by insurance;

(l) entered into or modified in any material respect any employment, severance or similar agreements or arrangements with, or granted any bonus or any material wage, salary or compensation increase to, any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangements, or amended in any material respect or terminated any existing employee benefits plan or arrangements, or adopted any new employee benefit plan or arrangements or made any commitment or incurred any liability to any labor organization, except for actions which have not materially increased the financial obligations of the Company to any of its continuing employees;

(m) made any single capital expenditure or commitment therefor in excess of $50,000;

(n) made any loans or advances to, or guarantees for the benefit of, any persons (except to employees of the Company for business travel, lodging or other expenses in accordance with current Company policies);

(o) made any material change in accounting principles or practices from those utilized in the preparation of the Audited Financial Statements;

(p) taken any other material action or entered into any material transaction other than in the ordinary course of business consistent with past practice; or

(q) agreed, whether in writing or not, to do any of the foregoing.

SECTION 3.10 Absence of Litigation. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, before any Governmental Entity (a “Legal Proceeding”) that would, if resolved adversely to the Company, (i) result in a Company Material Adverse Effect, or (ii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company; (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA; and (iv) any employment agreements or other contracts between the Company and any employee of the Company (each, a “Company Plan,” and collectively, the “Company Plans”).

(b) The Company has made available to Parent a true and complete copy of each Company Plan and, to the extent applicable, a true and complete copy of (i) each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iv) the most recently received Internal Revenue Service determination letter for each Company Plan intended to qualify under the Code; (v) the most recently prepared actuarial report and financial statement in connection with each such Company Plan; and (vi) each form of notice of grant and stock option agreement used to document Outstanding Company Options.

(c) None of the Company Plans is subject to Title IV of ERISA.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, no Company Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by statute.

(e) Each Company Plan has been operated in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, the Health Insurance Portability and Accountability Act and the Code, except to the extent that any non-compliance would not result in a Company Material Adverse Effect. No material action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, a “Company ERISA Affiliate”) is subject to any penalty or Tax (as hereinafter defined) with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(f) Each Company Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Company Plan as to its qualified status under the Code, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to materially adversely affect the qualified status of any such Company Plan or the exempt status of any such trust; or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Plan.

(g) All material contributions, premiums or payments required to be made or accrued with respect to any Company Plan have been made on or before their due dates.

(h) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company’s business.

(i) To the knowledge of the Company, (A) the Company has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of Taxes; (B) the Company has no material labor relations problem pending and its labor relations are satisfactory; (C) there are no workers’ compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (D) no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Company’s business activities; and (E) no employee, former employee, director or stockholder of the Company has any claim with respect to any Intellectual Property of the Company.

(j) The employment of any terminated former employee of the Company has been terminated in accordance with any applicable contractual terms and applicable Law, and the Company does not have any material liability under any contract or applicable Law toward any such terminated employee. The consummation of the Merger or the other transactions contemplated hereby will not cause the Company to incur or suffer any material liability relating to, or obligation to pay, severance, termination or other payments to any person.

(k) Except as set forth in Section 3.11 of the Company Disclosure Schedule, (i) no labor representatives hold bargaining rights with respect to any employees of the Company, and there are no current or, to the knowledge of the Company, threatened attempts to organize or establish any trade union or employee association with respect to the Company; (ii) the Company has paid in full to all employees all wages, salaries and commissions due and payable to such employees and has fully reserved on such Company’s accounts all amounts for wages, salaries and commissions due but not yet payable to such employees; and (iii) the Company has paid in full all social security, social welfare, payroll, national insurance or similar contributions or Taxes, and other contributions or Taxes due on wages, salaries, commissions and all other amounts paid to past or present employees.

SECTION 3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule lists each of the following written or oral contracts and agreements of the Company as of the date hereof (such contracts and agreements being the “Material Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any third party or for the furnishing of products or services to the Company with payments greater than $100,000 per year;

(ii) all broker, exclusive dealing or exclusivity, distributor, sales representative, dealer, manufacturer (including, but not limited to, all agreements by and between the Company and MOVA Pharmaceutical Corporation (“MOVA”), manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts to which the Company is a party or any other contract that compensates any person based on any sales by the Company;

(iii) all leases and subleases of real or personal property for which the annual lease payments exceed $10,000;

(iv) all contracts and agreements relating to indebtedness (other than trade indebtedness) of the Company, or to placing an encumbrance or lien on any material asset of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;

(v) all contracts and agreements that limit or purport to limit the ability of the Company (or which, following the consummation of the Merger, would restrict the ability of Parent or any subsidiary thereof) to compete in any line of business or with any person or in any geographic area or during any period of time;

(vi) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company;

(vii) all contracts regarding the sale of a material asset and all contracts regarding the acquisition, issuance or transfer of any securities of the Company and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;

(viii) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business;

(ix) any contracts that may not be terminated by the Company 60 days’ after the delivery of notice of termination without penalty and involving more than $10,000;

(x) any license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the Intellectual Property;

(xi) any contract for capital expenditures in excess of $25,000;

(xii) all clinical research, clinical trial, investigation and similar agreements; and

(xiii) any other material agreement, or agreement not entered into in the ordinary course of business consistent with past practice.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, each Material Contract (i) is valid, binding and enforceable on or against the Company, and, to the knowledge of the Company, on or against the other parties thereto, and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence that would have, or would reasonably be expected to have, a Company Material Adverse Effect. The Company is not, in any material respect, in breach or violation of, or default under, any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is, in any material respect, in breach or violation thereof or default thereunder, and, to the knowledge of the Company, there has occurred no event giving any right to other persons to terminate, amend or cancel any Material Contract.

SECTION 3.13 Environmental Matters.

(a) To the knowledge of the Company, (i) the Company is in compliance in all respects with all applicable Environmental Laws (as defined below); (ii) holds all Environmental Permits (as defined below) necessary to conduct the Company’s business; (iii) is in compliance in all respects with its Environmental Permits; and (iv) has filed all reports and notifications required to be filed under and pursuant to all Environmental Laws, except in the case of each of (i)-(iv), where the non-compliance of the Company would not have, or would reasonably be expected not to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the knowledge of the Company, there has been no release, use, containment or storage of any Hazardous Materials (as defined below) on any real property owned or leased by the Company or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company. To the knowledge of the Company, no aboveground or underground storage tanks are located on, under or about any real property owned or leased by the Company in violation of any Environmental Law.

(c) There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company and the Company has not received any written notice alleging in any manner that it is, or would reasonably be expected to be, responsible for any Environmental Claim. The Company has not entered into any environmental indemnity, shared liability or similar agreement with respect to another person’s actions or inactions with regard to any Environmental Claim.

(d) The Company has disclosed and delivered to Parent all environmental reports and investigations that the Company has obtained or ordered with respect to the Company’s business activities and the real property owned or leased by the Company.

(e) The parties agree that the only representations of the Company herein as to any environmental matters are those contained in Section 3.13.

For purposes of this Agreement:

“Environmental Claims” means any claim, demand, suit, proceeding, action, cause of action, liability, investigation, expense, penalty, fine, cost, injunction, demand for payment or compensation, remediation, corrective action or other demand for response, asserted by or payable to any person, based on any release or threatened release of Hazardous Materials or based on the violation of any Environmental Law.

“Environmental Laws” means any applicable Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, including, without limitation, those laws relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Intellectual Property.

(a) The Company owns all right, title and interest in and to, or possesses a license for, all Company Intellectual Property (as defined below), except to the extent that the failure to have such rights would not have, or would not be reasonably expected to have, a Company Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. The Company has not received any written or oral communication alleging that the Company or Company Intellectual Property infringes or misappropriates any right of a third party (an “Infringement”), nor is the Company aware of any Infringement. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property. “Intellectual Property” means inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (“Inventions”); and patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; and all other intellectual and industrial property rights of any sort throughout the world; and all applications, registrations, issuances and the like with respect to all of the foregoing (“IP Rights”). “Company Intellectual Property” means all Intellectual Property that was or is used, exercised, or exploited (“Used”) in any business of the Company, or that is known by the Company to be necessary to conduct any such business, as such business is presently conducted, including, without limitation, all “Licensed Technology” as that term is defined in that certain Research License Agreement dated February 7, 2003, between the Company and the Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences.

(b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company only on a nonexclusive basis), Section 3.14(b) of the Company Disclosure Schedule is a complete and accurate list of (by name, number, jurisdiction and owner) all issued patents and patent applications; all registered Marks and applications therefore; and all registered copyrights and mask works. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company, except where such event would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule or as set forth in written documentation previously provided to Parent (including without limitation patent prosecution histories), the Company is not aware of any material questions or challenges with respect to the validity of any claims of any of the foregoing patents or the validity or enforceability of any such IP Rights.

(c) Section 3.14(c) of the Company Disclosure Schedule is a complete and accurate list of: (i) all material licenses, sublicenses and other agreements to which the Company is a party that assign, authorize to Use, encumber, or give access to any Company Intellectual Property to a third party other than access provided under a standard form nondisclosure/nonuse agreement; and (ii) all licenses, sublicenses and other agreements pursuant to which the Company has received rights to Use any third party Intellectual Property that is not generally commercially available, except to the extent that the failure to have such rights would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement, other than indemnification provisions contained in agreements used in transactions arising in the ordinary course of business (including, but not limited to, purchase and supply agreements, distribution agreements, and service agreements). To the Company’s knowledge, no event or circumstance has occurred or exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14(c) of the Company Disclosure Schedule that would have, or reasonably be expected to have, a Company Material Adverse Effect.

(d) The Company has taken reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property with respect to which the Company has exclusivity and is not otherwise disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). Each current and former employee, representative, agent, director and contractor of the Company who contributed to the creation or development of any Company Intellectual Property executed an agreement containing language similar to that set forth in Section 3.14(d) of the Company Disclosure Schedule, except where failure to do so would not have, or would reasonably be expected not to have, a Company Material Adverse Effect.

SECTION 3.15 Taxes.

(a) All material Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) before the Closing (after giving effect to any extensions of such due date), by or on behalf of the Company (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (after giving effect to any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Interim Financial Statements (i) accrue all material actual and contingent liabilities for Taxes with respect to all periods through June 30, 2004 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods; and (ii) properly accrue in accordance with U.S. GAAP all material liabilities for Taxes payable after June 30, 2004 , with respect to all transactions and events occurring on or prior to such date. The Company has not incurred any material Tax liability since June 30, 2004 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be withheld by the Company. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable (as hereinafter defined) years through the Taxable year ended December 31, 2003 in the case of the United States, have been examined and closed. The Company has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened in writing against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable or those being contested in good faith) upon the material assets of the Company. The Company has previously provided or made available to Parent true and complete copies of all income, franchise, and sales Tax Returns.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Schedules, the Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code.

(d) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”).

SECTION 3.16 Vote Required. The only vote of the Company Stockholders necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least (i) 80% of the Company Stock (voting on an as if converted basis); (ii) 66  2/3% of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class; and (iii) 66  2/3% of the Series D Preferred Stock, voting separately as a single class in favor of the approval and adoption of this Agreement and the Merger.

SECTION 3.17 Assets; Absence of Liens and Encumbrances. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the material assets, properties and rights of every kind, nature, character and description in connection with the conduct and operation of the business of the Company, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), owned or leased by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by the Company in or relating to the conduct of the business of the Company (all such properties, assets and contract rights being the “Assets”). The equipment, machinery and other tangible assets of the Company used in the operation of its business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted. The Company owns good and valid title to each of the tangible properties and tangible assets reflected on the Reference Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, and (ii) assets disposed of since the date of the Reference Balance Sheet in the ordinary course of business and liens that individually or in the aggregate have not had, or would reasonably be expected not to have, a Company Material Adverse Effect.

SECTION 3.18 Real Property. The Company does not own any real property. The real property covered by the lease (the “Lease”) described in Section 3.18 of the Company Disclosure Schedule constitutes all of the real property rented or occupied by the Company (the “Real Property”). The Lease is in full force and effect, and the Company holds a valid and existing leasehold interest under the Lease. The Company has delivered to Parent a complete and accurate copy of the Lease, and the Lease has not been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The Company is not in material default under the Lease, and, to the Company’s knowledge, no circumstances exist which, if unremedied, would result in such material default under the Lease; nor, to the knowledge of the Company, is any other party to the Lease in material default under the Lease.

SECTION 3.19 Brokers. Except for a fee or commission payable to UBS Investment Bank by the Company at the Effective Time, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.20 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.21 Products. Set forth in Section 3.21 of the Company Disclosure Schedule is a complete and accurate list of all of the Company’s products, noting, where applicable, those products where the United States Food and Drug Administration (the “FDA”) and/or CE Mark approval has been applied for and/or received, and listing the approval obtained and application made. For those products listed in Section 3.21 to the Company Disclosure Schedule as receiving FDA and/or CE Mark approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to the Company’s knowledge, no event has occurred or notification received by the Company from the FDA, a notified body or any other party, that would materially adversely affect or otherwise jeopardize the FDA or CE Mark approval status of such products, except for an event that would not have, or would reasonably be expected not to have, a Company Material Adverse Effect. No applications made or other materials submitted by the Company to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.22 Bank Accounts and Powers of Attorney. Section 3.22 of the Company Disclosure Schedule sets forth a correct and completed list of all bank accounts of the Company and the names of the signatories on such account. The Company has not granted to any person a power of attorney or other authorization in favor of such person to act on its behalf or to bind it other than the authority of its duly elected corporate officers.

SECTION 3.23 Insurance. Section 3.23 of the Company Disclosure Schedule lists each insurance policy maintained by the Company with respect to the Company’s properties, assets and operations and sets forth the date of expiration of each such insurance policy. Each insurance policy is in full force and effect provides adequate insurance coverage for the activities of the Company. The Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect at all times prior to and as of the Effective Time. The Company is not in default with respect to its obligations under any of such insurance policies.

SECTION 3.24 Affiliate Transactions. Except as set forth on Section 3.24 of the Company Disclosure Schedule, other than pursuant to this Agreement, no officer, director, employee or affiliate of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Insiders”), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible, or intangible, used in or pertaining to the Company’s business activities (other than ownership of capital stock of the Company). Except as set forth in Section 3.24 of the Company Disclosure Schedule, none of the Insiders has any direct interest in any competitor, supplier or customer of the Company or in any person from whom or to whom the Company leases or licenses any property, or in any other person with whom the Company transacts business of any nature (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons). For purposes of this Section 3.24, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

SECTION 3.25 Disclosure. This Agreement does not contain any untrue statement of a material fact regarding the Company or the Company’s business activities or any of the other matters dealt with in this Article III relating to the Company or the transactions contemplated by this Agreement. This Agreement does not omit any material fact necessary to make the statements contained herein , in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”).

SECTION 4.01 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). The term “Parent Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect that is, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic, regulatory, political or business conditions; (ii) any changes or events affecting the industry in which Parent and its subsidiaries operate; or (iii) any violations or other matter arising from changes in law, rules or regulations or generally accepted accounting principles; or (iv) any matters resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Escrow Agreement (collectively, the “Transaction Documents”), and, subject to obtaining the necessary approvals of the shareholders of Parent, if applicable, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by the Transaction Documents have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents or to consummate the Merger and the other transactions contemplated by the Transaction Documents (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). The Transaction Documents have been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of the Transaction Documents by each of Parent and Merger Sub do not, and the performance of the Transaction Documents by each of Parent and Merger Sub will not (i) conflict with or violate their respective organizational documents; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected; or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, except, in the case of each of clause (ii) and (iii), those violations, conflicts, breaches or defaults which would not result in a Parent Material Adverse Effect.

(b) The execution and delivery of the Transaction Documents by each of Parent and Merger Sub do not, and the performance of the Transaction Documents by each of

Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act; (ii) for the filing and recordation of appropriate merger documents as required by the DGCL; and (iii) for such other consents, approvals, orders, authorizations, registrations or permits, filings or notifications that if not obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

SECTION 4.04 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

SECTION 4.05 Litigation. Other than as set forth on Section 4.05 of the Parent Disclosure Schedule, there is no litigation, suit, claim, action, hearing, investigation or proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their affiliates that would prevent, delay or make illegal the consummation of the transactions contemplated by the Transaction Documents.

SECTION 4.06 Financing. Parent has and shall have, at such time the applicable portion of the Merger Consideration is payable by Parent to the Company pursuant to this Agreement, sufficient cash and existing credit facilities to pay the Merger Consideration payable to the Company hereunder, to make all other necessary payments by it in connection with transactions contemplated hereby and to pay all of its related fees and expenses.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (a) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business, and in accordance in all material respects with all applicable laws, rules and regulations, and (b) the Company agrees (except to the extent that Parent shall otherwise consent in writing), to use all reasonable efforts consistent with past practices and policies to keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired, in any material respect, at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company and shall notify Parent of any change in the operation of the Company’s business activities and of any governmental or third party complaints, investigations or proceedings if such complaint, change, investigation, or hearing would have, or would reasonably be expected to have, a Company Material Adverse Effect or would be material to any party’s ability to consummate the transactions contemplated by the Transaction Documents.

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or Bylaws;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement and except for grants of options to purchase up to 100,000 shares of Company Stock pursuant to the Stock Plan, each in accordance with past practices;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business, consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof providing for the repurchase of shares in connection with any termination of service by such party;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(g) incur, other than to Parent or any Company Stockholders, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

(h) authorize any capital expenditure in excess of $100,000, in the aggregate;

(i) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business, consistent with past practice;

(j) increase, or agree to increase, the compensation payable, or to become payable, to its directors, officers or employees or grant any bonuses to its officers, directors or employees, except for increases or grants in accordance with past practice in salaries or wages of its employees who are not its officers, or grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (other than as expressly contemplated in Section 2.05 above), restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(k) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Outstanding Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Outstanding Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(l) extend any offers of employment to potential employees who would receive cash compensation at a rate of $100,000 per year or more or extend any consulting or independent contracting offers that are not cancelable on prior notice of 30 days or less; or

(m) amend or modify any Material Contract other than in the ordinary course of business and consistent with past practice (except the Company shall not amend or modify any Material Contract with MOVA or Abt Associates Clinical Trials/AACT).

SECTION 5.02 Litigation. Each of the Company and Parent shall notify the other in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by it to be threatened against it or any of its officers, directors, employees or stockholders in their capacity as such.

SECTION 5.03 Notification of Certain Matters. Parent shall give reasonably prompt notice to the Company, and the Company shall give reasonably prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any material respect, or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, in any material respect; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.03 and the delivery of any updated Disclosure Schedule shall not cure any breach of any of the Parent’s, Merger Sub’s or Company’s representations or warranties as set forth herein requiring disclosure of such matter or otherwise limit or affect the rights of, or the remedies available to Parent, Merger Sub and the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices, books, records and other facilities of the Company; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as reasonably requested by Parent or its Representatives.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated September 19, 2003 (the “Confidentiality Agreement”), between the Company and Parent.

SECTION 6.02 No Solicitation of Transactions.

(a) The Company and its officers and directors, will not, and the Company will use commercially reasonable efforts to cause its agents, affiliates, employees and advisors not to solicit, initiate or knowingly encourage (including, but not limited to, by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action; provided, however, that prior to the adoption of this Agreement and the approval of the Merger by the Company Stockholders, this Section 6.02 shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a Competing Transaction (a “Competing Transaction Proposal”), if the Board of Directors of the Company determines in good faith that (i) after consultation with the Company’s financial advisor, such proposal provides greater value from a financial point of view to the Company Stockholders than the Merger, (ii) upon the advice of outside counsel, the failure to do so would likely result in a breach of the Board of Directors’ fiduciary duties, and (iii) the Competing Transaction is reasonably likely to be completed (collectively, a “Superior Proposal”). The Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing.

(b) The Company shall promptly (within 24 hours) notify Parent after receipt by the Company (or any of its officers, directors, employees, agents or advisors or other representatives) of any Competing Transaction Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to a Competing Transaction Proposal and shall provide to Parent with such notice copies of any Competing Transaction Proposal. If the Board of Directors of the Company determines in good faith that a Competing Transaction Proposal constitutes or is likely to constitute a Superior Proposal, the Company may after the two (2) day period following such determination (x) furnish information, with respect to the Company, to such person making such Competing Transaction Proposal pursuant to a customary confidentiality agreement, the terms of which are not less restrictive than the Confidentiality Agreement, provided that all such information (to the extent such information has not been provided to Parent) is provided or made available to Parent at such time such information is made available to such person and (y) participate in discussions or negotiations with the person making such Competing Transaction Proposal regarding the same.

(c) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent) or propose to withdraw (or modify in a manner adverse to Parent), its recommendation in favor of this Agreement or the transactions contemplated hereby (it being understood that taking a neutral position or no position with respect to a Competing Transaction Proposal shall be considered an adverse modification) or approve or recommend a Competing Transaction Proposal (any action described in this subsection being referred to as a (“Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any subsidiary thereof to execute, or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement or other business combination or acquisition agreement, joint venture agreement or other agreement constituting or relating to a Competing Transaction Proposal (other than a confidentiality agreement related thereto). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change in connection with a Superior Proposal if the Board of Directors determines in good faith (after consulting with its outside legal counsel) that the failure of the Board of Directors to effect a Company Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable law, then the Board of Directors of the Company may withhold (or modify) its recommendation in favor of the transaction contemplated hereby and, with respect to a Superior Proposal, may approve or recommend the Superior Proposal; provided that no Company Adverse Recommendation Change may be made in connection with a Superior Proposal until the second business day of Parent’s receipt from the Company of a notice (x) that the Board of Directors of the Company has determined that such Competing Transaction Proposal constitutes a Superior Proposal and it intends to make a Company Adverse Recommendation Change and (y) copies of any offer or proposal in respect to the Superior Proposal (it being understood that any changes to the financial or material terms of such Superior Proposal shall require a new notice and two (2) day period). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a notice) in determining whether such proposal shall constitute a Superior Proposal.

(d) A “Competing Transaction” means any of the following involving the Company or any of its subsidiaries (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; and (iii) a tender offer or exchange offer for a majority of the outstanding voting securities of such party.

SECTION 6.03 Employee Matters.

At the Closing, Parent shall, in writing, make to each of Edward Shinal, Robert Petit, Chris French, Jason Spitz, Linda Weinstein and Leah Moody an offer of employment, in the form of an offer letter upon terms and conditions set forth therein as mutually agreed to by the Company and each of such respective persons (the “Offer Letters”), each of which Offer Letters shall provide for insurance, vacation, sick-leave and other similar fringe benefits to such persons as offered by Parent to other Parent employees with same or similar experience and seniority in accordance with Parent’s customary employment practices. Except as set forth in Section 6.03 of the Company Disclosure Schedules, prior to the Effective Time, the Company shall take all necessary action to terminate the employment by the Company of all of the employees of the Company and terminate each contract and agreement relating to the employment or severance of any Company employee, or the retention or severance of any person who serves as a consultant to the Company. Prior to the Effective Time, the Company shall obtain all consents and waivers necessary to eliminate all of its obligations for all liabilities and amounts payable for any compensation, benefits, severance payments or other payments of any kind or nature (a) to which any employee of the Company may be or become entitled or claim to be entitled as a result of such employee’s termination of employment in connection with the Merger or prior to the Effective Time or (b) to which any employee may be or become entitled or claim to be entitled pursuant to or in connection with the termination of any employment, severance or similar agreement.

SECTION 6.04 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement; (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of the Transaction Documents and the consummation of the Merger and the other transactions contemplated by the Transaction Documents, including those required under the HSR Act; (iii) as soon as practicable following the date hereof, obtain stockholder approval of this Agreement and the Merger (the “Stockholder Approval”) and (iv) make all necessary filings, and thereafter make any other required submission, with respect to the Transaction Documents, the Merger and the other transactions contemplated by the Transaction

Documents required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) Parent and the Company shall file as soon as practicable after the date hereof notifications under the HSR Act and each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as practicable to all reasonable inquiries or requests and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Parent and the Company shall be responsible for their respective filing fees arising from the filings under the HSR Act contemplated by this Section 6.04(b).

(c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and Parent shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person.

SECTION 6.05 No Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. In addition to the aforementioned press release, each of Parent and the Company agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or rules of the stock market where its securities are traded (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

SECTION 6.06 Indemnification of Officers and Directors.

(a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Law).

(b) For a period of six (6) years for and after the Effective Time, each of the Parent and the Surviving Corporation agrees to use its reasonable best efforts to provide officers’ and directors’ liability insurance with respect to acts or omissions occurring at or prior to the Effective Time covering each past and present officer and director of the Company who are currently covered by the Company’s officers’ and directors’ liability insurance policy (a true and complete copy of which has been delivered to Parent). The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the liability insurance policy in effect on the date hereof; provided, however, that in no event shall Parent be required to expend more than 200% per annum of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to obtain the insurance called for by this Section 6.06, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.06.

(d) The provisions of this Section 6.06 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 6.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

SECTION 6.07 Earnout Covenants.

(a) The parties hereto agree that, for the benefit of the Equityholders, Parent (including any of its subsidiaries and affiliates) and the Surviving Corporation shall, during the Earn Out Period:

(i) use commercially reasonable efforts (x) to obtain Regulatory Approval, including, without limitation, FDA Approval for the Earn Out Product; and (y) to continue the Development (as hereinafter defined) and enhancement of the Earn Out Product; and

(ii) use commercially reasonable efforts to Commercialize (as hereinafter defined) the Earn Out Product.

(b) Parent shall invite a representative of the Equityholders (initially designated as Timothy I. Maudlin) to attend all meetings of the Board of Directors of Parent in a nonvoting observer capacity (the “Observer”) and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that Parent shall reserve the right to withhold any information and to exclude such representative from any meeting or any portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Parent or the Surviving Corporation and their respective counsel or would result in disclosure of trade secrets or similar proprietary information to such representative, the disclosure of which in the good faith judgment of the Board of Directors would have a material adverse effect on Parent or the Surviving Corporation. The Observer shall be entitled to receive $1,000 for each Board of Directors’ meeting attended and reimbursement for the Observer’s reasonable out-of-pocket expenses in the manner contemplated in Section 11.01(c) below. The Observer shall submit a statement to the Equityholders’ Representative for payment and reimbursement hereunder. The Equityholders’ Representative shall reimburse such fees and expenses in accordance with the procedures set forth in Section 11.01(c). The covenants set forth in this Section 6.07(b) shall terminate immediately upon the earlier of (i) the two year anniversary date of the Market Launch or (ii) the five year anniversary date of the Closing Date. After the termination of the aforementioned observation rights and during the Earn Out Period, Parent shall permit the Equityholders’ Representative to (i) examine those corporate and financial records and other material documents of Parent and the Surviving Corporation expressly relating to the regulatory affairs regarding Commercialization, or Development of the Earn Out Product, and (ii) discuss the business and finances of Parent and the Surviving Corporation expressly relating to the Earn Out Product with their respective officers during normal business hours following reasonable notice and as often as may be reasonably requested.

(c) Prior to entering into any agreement or arrangement with respect to, or effecting any proposed, sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets (including specifically the Earn Out Product) in any transaction or series of transactions, Parent shall take such steps as are reasonably satisfactory to the Equityholders’ Representative to provide for the assumption of Parent’s obligations hereunder by the transferee thereof, it being understood that any such transaction shall not relieve Parent of its obligations hereunder.

(d) The following terms shall have the meanings set forth below:

(i) “Commercialization” shall mean the manufacturing, marketing, sale, supply, import, export or distribution of the Earn Out Product.

(ii) “Development” shall mean those activities undertaken with respect to the Earn Out Product to modify, improve or otherwise alter the Earn Out Product where, in Parent’s discretion, such modification, improvement or alteration is warranted based on scientific merit.

(iii) Regulatory Approval” shall mean all approvals (including price and reimbursement approvals), licenses, registrations or authorizations of any United States federal, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of the Earn Out Product.

SECTION 6.08 Excess Working Capital Deficit Adjustment.

Within two (2) days prior to Closing, the Company shall provide to Parent a Disclosure Schedule referencing this Section 6.08 setting forth the net working capital position (i.e., current assets, less current liabilities) of the Company (the “Net Working Capital Position”) as reasonably estimated to the Effective Time. Such Disclosure Schedule shall be prepared in accordance with U.S. GAAP (except as contemplated in this Section 6.08) and shall include accruals for any unpaid costs, fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement (including, but not limited to, fees and expenses payable to UBS Investment Bank, Dorsey & Whitney LLP and Amper, Politziner & Mattia) and shall include an accrual for a contingent liability to aaiPharma, LLC arising from the overpayment to the Company by aaiPharma of certain royalty payments. Parent shall pay or cause the Surviving Corporation to fully satisfy or resolve the current liabilities included in such Disclosure Schedule; provided, however, that in the event such Disclosure Schedule shows a deficit in the Net Working Capital Position in excess of $420,000 (an “Excess Working Capital Deficit”), Parent shall be entitled to offset from the Initial Aggregate Amount payable to the Equityholders’ Representative pursuant to Section 2.01(a) and Section 2.02(a) above an amount equal to the sum of (i) one-half of the first $2,000,000 of any Excess Working Capital Deficit, plus (ii) the entire amount of any Excess Working Capital Deficit in excess of $2,000,000 (the “Excess Working Capital Deficit Adjustment”).

SECTION 6.09 Fees and Expenses. Except as otherwise set forth in Section 6.08 above, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 6.10 Tax Matters. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns of the Company for all Tax periods ending on or before the Effective Time where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; provided, however, that the Company shall not file ( and shall not cause to be filed) any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Parent, provided, further, that the Company shall not make (and shall cause not to be made) any election or take any other discretionary position with respect to Taxes, in a manner inconstant with past practices, without the prior written approval of Parent.

SECTION 6.11 Payment to Escrow Agent.

At the Closing, Parent agrees to deliver to the Escrow Agent the Escrow Fund (excluding the Additional Escrow Amount) and the payment of such Escrow Fund shall be made to the Equityholders, pursuant to the terms and conditions of the Escrow Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws, and the Company shall have delivered to Parent evidence, in form satisfactory to Parent’s counsel, of such approval and adoption;

(b) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and no federal or state Law shall have been enacted or amended that would or would reasonably be expected to materially adversely affect the Company’s ability to manufacture, market, sell or distribute the Company’s products; and

(c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct as of the Effective Time (without regard to materiality or Company Material Adverse Effect qualifiers contained therein) except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)); (ii) for changes contemplated by this Agreement; and (iii) where the failure to be so true and correct would not have a Company Material Adverse Effect, and Parent shall have received a certificate of the President of the Company to that effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the President of the Company to that effect;

(c) Approvals. Parent shall have received all authorizations, consents, orders and approvals set forth in Schedule 7.02(c) attached hereto;

(d) No Restraints. There shall not be pending any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to make illegal or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) if adversely determined against the Company, would, or would reasonably be expected to, materially adversely affect the Company’s ability to manufacture, market, sell or distribute the Company’s products;

(e) Opinion of the Company’s Counsel. Parent shall have received the opinion of Dorsey (counsel to the Company), or another counsel reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit C.

(f) Secretary’s Certificate. Parent shall have received a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving and adopting this Agreement and the transactions relating hereto.

(g) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the outstanding shares of Company Stock;

(h) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Company Material Adverse Effect;

(i) Escrow Agreement. Parent shall have received the Escrow Agreement duly executed by the Company and Escrow Agent, and such agreement shall be in full force and effect; and

(j) Offer Letters. Parent shall have received a duly executed Offer Letter from each of Edward Shinal, Chris French, Robert Petit and Jason Spitz, respectively.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct as of the Effective Time except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)); (ii) for changes contemplated by this Agreement; and (iii) where the failure to be so true and correct would not have a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer of Parent to that effect;

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect; and

(c) Opinion of Parent’s Counsel. The Company shall have received the opinion of Halleland Lewis Nilan Sipkins & Johnson (counsel to Parent), or another counsel reasonably satisfactory to the Company, substantially in the form attached hereto as Exhibit D.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before October 15, 2004; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before October 15, 2004;

(c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Merger;

(d) by Parent upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(d) during the thirty (30) day period immediately following Parent’s notice to the Company;

(e) by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b)

would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective reasonable best efforts and for so long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.01(e) during the thirty (30) day period immediately following the Company’s notice to Parent;

(f) by the Company upon the occurrence of a Company Adverse Recommendation Change in the manner set forth in Section 6.02; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(f) unless and until two (2) business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company;

(g) by either Parent or the Company if any of the conditions of such party’s obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy; or

(h) by Parent if the Stockholder Approval shall not have been obtained.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.01(b), Section 6.09, this Section 8.02, Article IX, X and XI shall remain in full force and effect and survive any termination of this Agreement; and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the willful breach of any of its covenants or agreements set forth in this Agreement. In the event this Agreement is terminated by the Company pursuant to Section 8.01(f), then within seven business (7) days following the date of termination, the Company shall pay to Parent a fee of $1,000,000 (the “Termination Fee”) in immediately available funds. Parent’s right to receive the Termination Fee and the ability to enforce the provisions of this Section 8.02 shall not be subject to approval of the Company Stockholders.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto; (ii) waive any inaccuracy in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; and (iii) waive any other party’s compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

ARBITRATION

SECTION 9.01 Dispute. Any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transaction contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a “Dispute”), shall be resolved by binding arbitration, other than disputes resolved under Section 2.04. The agreement to arbitrate contained in this Article IX shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a “Dispute Notice”) to the other parties setting forth the nature of the Dispute.

SECTION 9.02 Arbitration. Binding arbitration shall be conducted in New York, New York in accordance with such rules as may be agreed upon by the parties, or failing agreement within 30 days after arbitration is demanded, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date on which the Dispute Notice is sent, subject to any modifications contained in this Agreement. The Dispute shall be determined by one arbitrator, except that if the Dispute involves an amount in excess of $1,000,000 (exclusive of interest and costs), three arbitrators shall be appointed. Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or persons who have professional credentials similar to those persons listed on such AAA panels. The arbitrator(s) shall have the right to appoint an independent expert (including an independent accounting firm) and the costs and expenses of such expert, together with the costs and expenses of the arbitrator(s), shall be borne one-half by the Company and one-half by Parent (unless the Dispute Notice is delivered after the Effective Time, in which case such costs and expenses shall be borne one-half by the Company and one-half by the Equityholders). With respect to any costs incurred by the Equityholders, such costs shall come from the Escrow Fund, the Reserve Account or from any Merger Consideration distributable by the Equityholders’ Representative to the Equityholders as contemplated herein. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based. Judgment upon the award rendered may be entered in any court having jurisdiction. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

ARTICLE X

INDEMNIFICATION

SECTION 10.01 Survival of Representation and Warranties.

The representations and warranties of the Company, Merger Sub and Parent contained in this Agreement shall survive the Effective Time for a period of one (1) year following the Effective Time (the “Survival Period”). If written notice of a claim has been given prior to the expiration of the Survival Period by a party hereto to another party hereto in accordance with Section 10.03, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

SECTION 10.02 Indemnification by the Company.

(a) Subject to the limitations set forth in Section 10.02(b), Parent shall have the right to recover from the Escrow Fund after the Effective Time, the amount of any liabilities, losses, damages (other than indirect, consequential or punitive damages) costs, expenses, penalties and fees (including reasonable outside counsel fees) (excluding costs relating to in-house legal counsel and amounts paid with respect to (i) any recoveries under insurance policies or indemnities from third parties, and/or (ii) any tax benefit that arises in connection with such payment), (collectively, “Damages”) incurred by Parent, Merger Sub, the Surviving Corporation and their respective shareholders, subsidiaries, officers, directors, employees and agents (the “Parent Indemnified Parties”), arising out of or resulting from, directly or indirectly, (i) any breach or inaccuracy of any representation or warranty of the Company contained in Article III of this Agreement or in any exhibits and schedules to this Agreement delivered or to be delivered by or on behalf of the Company, or (ii) any breach of any covenant, agreement or undertaking made by the Company or the Equityholders’ Representative.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) the payments that may be made to the Parent Indemnified Parties out of the Escrow Fund pursuant to Section 10.02(a) shall be the sole and exclusive right and remedy for any monetary Damages arising out of any and all claims relating to a breach of any of the Company’s representations, warranties, covenants, agreements and undertakings set forth in this Agreement, and the maximum amount that may be asserted against any single Company Stockholder shall be limited to such stockholder’s pro-rata share of the Escrow Fund; and (ii) Parent’s right to recover Damages from the Escrow Fund pursuant to Section 10.02(a) shall only apply to aggregate Damages incurred by Parent Indemnified Parties in excess of $1,000,000, in which case such right shall only apply with respect to the excess of the aggregate amount of all such Damages over $1,000,000; provided, however, that Parent’s right to recover Damages pursuant to Section 10.02(a)(ii) with respect to a breach of any covenant set forth in Section 2.05, Section 2.06, Section 6.07, Section 6.09 or Section 6.10 hereof shall not be limited by any of the provisions set forth in this Section 10.02(b). Notwithstanding Section 10.02(b), there shall be no dollar limitation on the amount the Parent Indemnified Parties shall have a right to collect in the case of actual fraud, willful misconduct or gross negligence by the Company. A Parent Indemnified Party shall take all reasonable steps to mitigate all Damages upon and after becoming aware of any events that could reasonably be expected to give rise to any Damages. The parties hereto agree that nothing in this Article X or elsewhere in this Agreement shall limit the right to specific performance or equitable relief with respect to a breach of any covenant or agreement set forth in this Agreement or in any of the exhibits, schedules or certificates attached hereto or delivered in connection herewith and, further provided that nothing in this Article X shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any claim of fraud of willful misconduct.

(c) Parent acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company, (ii) has been furnished with or given adequate access to such information about the Company as it has requested and (iii) will not assert any claim against the Company or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Company or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to the Company, the representations, warranties contained in this Agreement or in any exhibits and schedules to this Agreement) furnished by the Company or any such persons concerning the Company or any of its affiliates except for such inaccuracies, misstatements or omissions arising from or related to any fraud, willful action or negligence.

(d) In connection with Parent’s investigation of the Company, Parent has received from the Company certain estimates, projections and other forecasts for the Company, and certain plan and budget information. Parent acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts, plans and budgets so furnished to it, and that Parent will not assert any claim against the Company or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold any such persons liable, with respect thereto. The Company makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 10.02(d).

SECTION 10.03 Method of Asserting Claims.

(a) For purposes of this Section 10.03, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.” The Indemnified Party shall deliver to the Indemnifying Party a notice which shall (with respect to the Company Stockholders, it being understood that such certificate shall be delivered to Equityholders’ Representative (as hereinafter defined)):

(i) specify in reasonable detail each individual item of Damage claimed or incurred by any Parent Indemnified Party, together with a good faith estimate of the amount claimed or incurred, and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

(ii) attached thereto all supporting documents, calculations, correspondence and all other documents related to each item of Damage set forth on the certificate.

(b) The obligations and liabilities of Indemnifying Parties under this Article X with respect to Damages arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article X (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt notice of such Third Party Claim in the manner set forth above. Failure to give notice, delay in giving notice or other failure to comply with the terms of this Section 10.03 shall not invalidate any claim for indemnification except to the extent that the failure to give such notice, delay in giving notice or other failure to comply with the provisions of this Section 10.03 shall have resulted in actual damage to the other party and then only to the extent of the loss or damage actually suffered.

(c) The Indemnifying Party shall be entitled to assume and control the defense of any Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Damage unless the Indemnified Party reasonably determines that because of a conflict of interest, the counsel retained by the Indemnifying Party may not adequately represent, any interests of the Indemnified Party, and only to the extent that such expenses of such Indemnified Party are reasonable) to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding, or which does include any finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and has no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof).

ARTICLE XI

EQUITYHOLDERS’ REPRESENTATIVE

SECTION 11.01 Equityholders’ Representative.

(a) By virtue of their adoption of this Agreement and their approval of the principal terms of the Merger, effective only upon the Effective Time, the Company Stockholders have approved Timothy I. Maudlin (such person and any successor or successors being the “Equityholders’ Representative”) to act as the initial representative of the Equityholders, and the Equityholders’ Representative shall be authorized to act on behalf of the Equityholders and to take any and all actions required or permitted to be taken by the Equityholders’ Representative under this Agreement, including with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to Article X and with respect to any actions to be taken by the Equityholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize a payment of the Escrow Fund to a Parent Indemnified Party, (ii) negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing). In all matters relating to Article X, the Equityholders’ Representative shall be the only party entitled to assert the rights of the Company Stockholders, and the Equityholders’ Representative shall perform all of the obligations of the Company Stockholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Equityholders’ Representative. The Equityholders’ Representative shall not be entitled to amend this Agreement or take any actions relating to this Agreement prior to the Effective Time. The Equityholders’ Representative may resign upon not less than twenty (20) business days’ prior written notice to Parent and the Equityholders. The Equityholders who are entitled to receive a majority-in-interest of the Escrow Fund may remove the Equityholders’ Representative from time to time upon not less than twenty (20) business days’ prior written notice to Parent. Any vacancy in the position of the Equityholders’ Representative may be filled by the approval of the holders of the Equityholders who are entitled to receive a majority-in-interest of the Escrow Fund. Any successor Equityholders’ Representative shall acknowledge in writing to Parent his, her or its acceptance of his, her or its appointment and obligations as Equityholders’ Representative. If following the removal of the Equityholders’ Representative a successor Equityholders’ Representative has not been appointed within thirty (30) business days from a request by Parent, Parent shall have the right to appoint an Equityholders’ Representative to fill any vacancy.

(b) The Equityholders shall be bound by all actions taken by the Equityholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Equityholders’ Representative shall promptly, and in any event within ten (10) business days, provide written notice to the Equityholders of any action taken on behalf of them by the Equityholders’ Representative pursuant to the authority delegated to the Equityholders’ Representative under this Section 11.01. The Equityholders’ Representative shall at all times act in his, her or its capacity as Equityholders’ Representative in a manner that the Equityholders’ Representative believes to be in the best interest of the Equityholders. Neither the Equityholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under the Transaction Documents, except in the case of his, her or its gross negligence, bad faith or willful misconduct. The Equityholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him, her or it. The Equityholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Transaction Documents. As to any matters not expressly provided for in the Transaction Documents, the Equityholders’ Representative shall not exercise any discretion or take any action.

(c) The Equityholders’ Representative acknowledges and agrees that all information, documents and records disclosed by Parent or the Surviving Corporation pursuant to Section 6.07 or Section 2.04 (collectively, the “Confidential Information”) to the Equityholders’ Representative, Observer or Independent Accounting Firm is confidential and proprietary to Parent and/or the Surviving Corporation, as applicable. The Equityholders’ Representative shall not, and shall use its reasonable efforts to cause the Observer and Independent Accounting Firm not to, use any such Confidential Information for any purpose other than as expressly contemplated pursuant hereto. The Equityholders’ Representative shall not, and shall use its reasonable efforts to cause the Observer and Independent Accounting Firm not to, disclose or provide any such Confidential Information to any third person or party and to take all reasonably necessary measures to prevent any such disclosure.

(d) At the Closing, Parent shall deposit with the Equityholders’ Representative an initial amount equal to $100,000 (the “Reserve Account”) and the Equityholders’ Representative shall be entitled to apply such amounts held in the Reserve Account against all of the Equityholders’ Representative’s and Observer’s fees, costs and expenses as expressly set forth herein. The Equityholders’ Representative shall have the right to deposit additional amounts into the Reserve Account from any Merger Consideration received by the Equityholders’ Representative for distribution to the Equityholders and to apply such additional amounts held in the Reserve Account against any additional fees, costs and expenses as expressly set forth herein incurred by the Equityholders’ Representative and the Observer. The Equityholders’ Representative shall have the right to recover (i) normal and customary fees for services rendered by the Equityholders’ Representative (which, in the case of the initial Equityholders’ Representative, shall be $2,000 per month during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, $1,500 per month during the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date and $1,000 per month thereafter) and all reasonable out-of-pocket costs and expenses incurred by the Equityholders’ Representative in connection with the performance of his, her or its duties under this Agreement and the Transaction Documents and (ii) all fees and expenses due and payable to the Observer pursuant to Section 6.07(c) hereof, from either the Escrow Fund immediately prior to the distribution of any amounts in the Escrow Fund to the Equityholders, to the extent such amounts are available for distribution, the Reserve Account or from any Merger Consideration received by the Equityholders’ Representative for distribution to the Equityholders. The Equityholders’ Representative may also seek advances from the Equityholders for the reasonable out-of-pocket costs and expenses that the Equityholders’ Representative anticipates incurring on behalf of the Equityholders in connection with any Third Party Action or otherwise. Each Equityholder shall, severally and not jointly, hold harmless and reimburse the Equityholders’ Representative from and against such Equityholders’ ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Equityholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Equityholders’ Representative under the Transaction Documents, other than such liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Equityholders’ Representative) arising out of or resulting from the Equityholders’ Representative’s gross negligence, bad faith or willful misconduct; provided, however, that no such Equityholder shall be liable in excess of such Equityholder’s pro rata portion of the aggregate Merger Consideration. The Equityholders’ Representative and Observer shall have the right to withdraw funds from the Reserve Account to recover any fees and reasonable expenses incurred in connection with their respective duties under this Agreement. In the event there are any remaining funds in the Escrow Account to be distributed to Equityholders immediately prior to the final distribution from the Escrow Account pursuant to the Escrow Agreement, the Equityholders’ Representative and the Observer shall be entitled to recover any fees and reasonable out-of-pocket expenses incurred by the Equityholders’ Representative and the Observer in connection with the performance of their respective duties under this Agreement and the Transaction Documents from the Escrow Account prior to the distribution of funds to the Equityholders. In addition, the Equityholders’ Representative shall be entitled to offset against any Merger Consideration received by the Equityholders’ Representative the amount of any such fees and expenses not recovered in the manner provided above. Upon the expiration of the Earn Out Period, any remaining funds in the Reserve Account shall be distributed by the Equityholders’ Representative to the Equityholders in accordance with Schedule 2.01(d).

(e) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Equityholders’ Representative is not authorized to, and shall not, accept on behalf of any Equityholder any Merger Consideration to which such Equityholder is entitled under this Agreement and the Equityholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company now or hereafter owned of record or beneficially by any Equityholder unless the Equityholders’ Representative is expressly authorized to do so in a writing signed by such Company Stockholder.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):

(a) if to Parent or Merger Sub:

MGI Pharma, Inc.
5775 West Old Shakopee Road, Suite 100
Bloomington, Minnesota 55437
Facsimile No.: 952-346-4812
Attention: Eric P. Loukas, General Counsel

with a copy to:

Halleland Lewis Nilan Sipkins & Johnson, P.A.
600 Pillsbury Center South
220 South Sixth Street
Minneapolis, Minnesota 55402-4501
Facsimile No.: 612-338-7858
Attention: Robert A. Kukuljan

(b) if to the Company:

Aesgen, Inc.
2 Research Way
Princeton, New Jersey 08540
Facsimile No.: 609-419-1092
Attention: Edward C. Shinal, Ph.D.

with a copy to:

Dorsey & Whitney
250 Park Avenue
New York, New York 10177
Facsimile No.: 212-953-7201
Attention: Robert J. Dwyer, Jr.

(c) if to the Equityholders’ Representative:

Timothy I. Maudlin
18739 Vogel Farm Trail
Eden Prairie, Minnesota 55347-4181
Facsimile No.:952-941-0848

with a copy to:

Dorsey & Whitney
250 Park Avenue
New York, New York 10177
Facsimile No.: 212-953-7201
Attention: Robert J. Dwyer, Jr.

SECTION 12.02 Certain Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

(i) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(ii) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly; (ii) which such person or any of its affiliates or associates has, directly or indirectly; (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise; or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(iii) “business day” means any day on which banks are not required or authorized to close in New York, New York.

(iv) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(v) “knowledge” means, with respect to the Company, actual knowledge of Edward C. Shinal, Robert G. Petit, Chris French and Jason Spitz.

(vi) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(vii) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth:

Term	Section
AAA	9.02(a)
Additional Escrow Amount	2.03(e)
Adjusted Fully Diluted Share Number	2.01
affiliate	12.02(a)
Agreement	Preamble
Annual Statement	2.04(b)
Assets	3.17
Audited Financial Statements	3.08(a)
beneficial owner	12.02(a)
business day	10.02(a)
Certificate of Merger	1.02
Closing	1.02
Closing Date	1.02
COBRA	3.11(d)
Code	3.04(b)
Commercialization	6.07
Company	Preamble
Company Adverse Recommendation Change	6.02(c)
Company Common Stock	Recitals
Company Confidential Information	3.14(d)
Company Disclosure Schedule	Article III
Company ERISA Affiliate	3.11(e)
Company Intellectual Property	3.14(a)
Company Material Adverse Effect	3.01
Company Permits	3.07
Company Plans	3.11(a)
Company Preferred Stock	Recitals
Company Series A Preferred Stock	3.04(a)
Company Series B Preferred Stock	3.04(a)
Company Series C Preferred Stock	3.04(a)
Company Series D Preferred Stock	3.04(a)
Company Share Certificates	2.02(a)
Company Stock	Recitals
Company Stockholder	Recitals
Company Warrant	3.04(c)
Competing Transaction Proposal	6.02(a)
Confidential Information	11.01(c)
Confidentiality Agreement	6.01(b)
control	12.02(a)
DGCL	Recitals
Damages	10.2(a)
Development	6.07
Dispute	9.01
Dispute Notice	2.04(d)

Dissenting Shares	2.08(a)
Dorsey	1.02
Earn Out Period	2.04(g)
Earn Out Payment	2.04(g)
Earn Out Payment Period	2.04(g)
Earn Out Product	2.04(g)
Earn Out Year	2.04(g)
Effective Time	1.02
Environmental Claims	3.13
Environmental Laws	3.13
Environmental Permits	3.13
Equityholders	2.01
Equityholders’ Representative	11.01(a)
Escrow Agreement	2.01
Escrow Agent	2.01
Escrow Fund	2.01
ERISA	3.11(a)
Excess Working Capital Deficit	6.08
Excess Working Capital Deficit Adjustment	6.08
FDA	3.21
FDA Approval	2.03(a)
Governmental Entity	3.06(b)
Hazardous Materials	3.13
HSR Act	3.06(b)
Improvements	2.04(g)
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Independent Accounting Firm	2.04(g)
Infringement	3.14(a)
Initial Aggregate Amount	2.01
Initial Per Share Amount	2.01
Insiders	3.24
Insurance Amount	6.06(b)
Intellectual Property	3.14(a)
IP Rights	3.14(a)
Interim Financial Statements	3.08(a)
Inventions	3.14(a)
knowledge	12.02(a)
Law	3.06(a)
Lease	3.18
Legal Proceeding	3.10
Liabilities	3.08(b)
LIBOR	2.03
Market Launch	2.04(g)
Marks	3.14(a)
Material Contracts	3.12(a)

Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
Milestones	2.03(a)
Milestone Dates	2.03(a)
Milestone Payments	2.03(a)
Net Sales	2.04(g)
Net Working Capital Position	6.08
Observer	6.07(b)
Offer Letters	6.03
Order	7.01(b)
Outstanding Company Options	2.05(a)
Outstanding Company Warrant	2.06(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Indemnified Parties	10.02(a)
Parent Material Adverse Effect	4.01(a)
Per Share Amount	2.01
person	12.02(a)
Preferred Stock Put Amount	2.01
Principal Stockholders	Recitals
Put Right	2.01
Real Property	3.18
Redemption Price	2.01
Reference Balance Sheet	3.08(a)
Regulatory Approval	6.07
Remaining Escrow Balance Amount	2.03(e)
Representatives	6.01(a)
Reserve Account	11.01(d)
Securities Act	2.04(h)
Stock Plan	2.05(a)
Stockholder Approval	6.04(a)
subsidiaries	12.02(a)
subsidiary	12.02(a)
Superior Proposal	6.02(a)
Survival Period	10.01
Surviving Corporation	1.01
Tax	3.15(d)
Taxable	3.15(d)
Tax Authority	3.15(d)
Taxes	3.15(d)
Tax Return	3.15(a)
Third Party Claims	10.03(b)
Transaction Documents	4.02
Terminating Company Breach	8.01(d)
Terminating Parent Breach	8.01(e)
Termination Fee	8.02
U.S. GAAP	3.08(a)
Used	3.14(a)
Voting Agreement	Recitals

SECTION 12.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 12.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Other than under Section 6.03, Section 6.06 and Section 6.08, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 12.05 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 12.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

SECTION 12.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any applicable conflicts of law principles.

SECTION 12.08 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

SECTION 12.09 Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 12.10 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 12.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 12.13 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Equityholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

MGI PHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.
President and Chief Executive Officer

MGIP ACQUISITION CORP.

By:	/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.
President and Chief Executive Officer

AESGEN, INC.

By:	/s/ Edward C. Shinal, Ph.D.
Edward C. Shinal, Ph.D.
President and Chief Operating Officer

EQUITYHOLDERS’ REPRESENTATIVE
(effective only upon the Effective Time)

By:	/s/ Timothy I. Maudlin
Timothy I. Maudlin

Exhibit A

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, dated as of August 30, 2004 (the “Agreement”), is entered into between MGI Pharma, Inc., a Minnesota corporation (“Parent”), and the principal stockholders of Aesgen, Inc., a Delaware corporation (the “Company”), whose signatures appear on the signature pages to this Agreement (each a “Principal Stockholder” and collectively the “Principal Stockholders”).

W I T N E S S E T H:

WHEREAS, Parent, MGIP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, each Principal Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), and Company Common Stock issuable upon the conversion of outstanding shares of preferred stock, par value $0.01 per share of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”) as set forth opposite such Principal Stockholder’s name on Exhibit A hereto (all such Company Stock and any shares of Company Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Principal Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that each Principal Stockholder enter into this Agreement, and, in order to induce Parent to enter into the Merger Agreement, each Principal Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.01 Transfer of Shares. Each Principal Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer, grant an option with respect to or otherwise dispose of any or all of such Principal Stockholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated herein), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer, option with respect to, or other disposition of any Shares. Notwithstanding the provisions in the previous sentence, prior to the Effective Time, each Principal Stockholder may transfer, sell, exchange, pledge or otherwise dispose of or encumber, Shares to any spouse or member of Principal Stockholder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Principal Stockholder’s spouse or members of the Principal Stockholder’s immediate family, or to a trust for the Principal Stockholder’s own self, or a charitable remainder trust, provided that each such transferee or assignee, prior to the completion of the transfer, sale, exchange, pledge or encumbrance, shall have executed documents assuming all of the obligations of the Principal Stockholder under this Agreement and shall have executed a proxy in the form attached hereto as Exhibit B (the “Proxy”) with respect to the transferred securities.

SECTION 1.02 Vote in Favor of the Merger. During the period commencing on the date hereof and terminating at the Effective Time, each Principal Stockholder, solely in such Principal Stockholder’s capacity as a stockholder of the Company (and not, if applicable, in Principal Stockholder’s capacity as an officer or director of the Company), agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of the Company or any adjournment thereof, and in any action by written consent of the stockholders of the Company (whether held directly or beneficially and whether now owned or hereafter acquired), (i) in favor of the adoption of the Merger Agreement and approval of the Merger, and in favor of the other transactions contemplated by the Merger Agreement and (ii) in favor of any other matter directly relating to the consummation of the transactions contemplated by the Merger Agreement. If the Principal Stockholder is the beneficial owner, but not the record holder, of the Company Stock, the Principal Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Company Stock in favor of the approval of the Merger.

SECTION 1.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, each Principal Stockholder agrees to deliver to Parent the Proxy, which shall be coupled with an interest and irrevocable to the fullest extent permissible by law. Such proxies will survive the death, incompetency or disability of any Principal Stockholder or other holder of such Principal Stockholder’s stock and the merger or dissolution of any Principal Stockholder that is not a natural person. Each Principal Stockholder represents that any proxies heretofore given in respect of such Principal Stockholder’s Company Stock that may still be in effect are not irrevocable and that any such proxies are hereby revoked.

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SECTION 1.04 Termination. This Agreement, the Proxies granted hereunder and the obligations of the Principal Stockholders pursuant to this Agreement shall terminate upon the date of the termination of the Merger Agreement pursuant to Article VIII thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF STOCKHOLDER

Each Principal Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

SECTION 2.01 Authorization; Binding Agreement. The Principal Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly executed and delivered by or on behalf of the Principal Stockholder and, assuming their due authorization, execution and delivery by or on behalf of Parent, constitute a legal, valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the grant of the Proxy to Parent by the Principal Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by the Principal Stockholder will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to the Principal Stockholder or by which the Principal Stockholder or any of the Principal Stockholder’s material properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of the Principal Stockholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Principal Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Stockholder is a party or by which the Principal Stockholder or any of the Principal Stockholder’s material properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Principal Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Principal Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the grant of the Proxy to Parent by the Principal Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by the Principal Stockholder will not, require any consent, approval, order, permit or governmental, authorization or permit of, or filing with or notification to, any

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third party or any governmental, regulatory or administrative authority, agency or commission, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, or would reasonably be expected not to, prevent or materially delay the performance by the Principal Stockholder of the Principal Stockholder’s obligations under this Agreement. The Principal Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares, other than those agreements set forth in the Amended and Restated Stockholders’ Agreement dated as of August 6, 2004 (the “Stockholders’ Agreement”).

SECTION 2.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Principal Stockholder or any of the Principal Stockholder’s affiliates, threatened before any agency, administration, court or tribunal, foreign or domestic, against the Principal Stockholder or any of the Principal Stockholder’s affiliates or any of his, her or its respective material properties or any of his, her or its respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership) that would prevent, enjoin, materially delay or impair the Principal Stockholder’s ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against the Principal Stockholder or any of the Principal Stockholder’s affiliates, or, to the knowledge of Principal Stockholder or any of the Principal Stockholder’s affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, would have a material adverse effect on the Principal Stockholder’s ability to consummate the transactions contemplated by this Agreement.

SECTION 2.04 Title to Shares. As of the date of this Agreement, the Principal Stockholder is the record or beneficial owner of the Shares set forth opposite such Principal Stockholder’s name on Exhibit A hereto, free and clear of all liens, encumbrances, claims, proxies or voting restrictions other than the voting requirements set forth in the Stockholders’ Agreement and this Agreement. The shares of Company Stock, including the options, warrants or other rights to acquire such stock, set forth opposite such Principal Stockholder’s name on Exhibit A hereto, are all of the securities of the Company owned, directly or indirectly, of record or beneficially by the Principal Stockholder on the date of this Agreement.

ARTICLE III

COVENANTS OF PRINCIPAL STOCKHOLDERS

SECTION 3.01 Further Assurances. From time to time and without additional consideration, each Principal Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

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ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01 Entire Agreement; Amendments. This Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 4.02 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, except as provided in Section 1.01 of this Agreement, any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by any Principal Stockholder without the prior written consent of Parent shall be void.

SECTION 4.03 Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 4.04 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by certified mail (postage paid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.04):

(a)	if to Parent:

MGI Pharma, Inc.
5775 West Old Shakopee Road, Suite 100
Bloomington, Minnesota 55437
Facsimile No.:
Attention: William C. Brown, Chief Financial Officer

with a copy to:

Halleland Lewis Nilan Sipkins & Johnson, P.A.
600 Pillsbury Center South
220 South Sixth Street
Minneapolis, Minnesota 55402-4501
Facsimile No.: 612-338-7858
Attention: Robert A. Kukuljan, Esq.

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(b)	If to the Principal Stockholders to:

c/o Principal Stockholders’ Representative
Timothy I. Maudlin
18739 Vogel Farm Trail
Eden Prairie, Minnesota 55347-4181
Facsimile No.: 952-941-0848

with a copy to:

Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Attention: Robert J. Dwyer, Jr., Esq.
Facsimile No.: 212-953-7201

SECTION 4.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

SECTION 4.07 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Principal Stockholder agrees that, in the event of any breach or threatened breach by such Principal Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

SECTION 4.08 Termination. This Agreement will terminate upon termination of the Merger Agreement in accordance with Article VIII thereof.

SECTION 4.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws. In any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the

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exclusive jurisdiction and venue of the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

SECTION 4.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of Parent and Principal Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

MGI PHARMA, INC.

By:
Name:
Title:

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:
Name:
Title:

aaiPHARMA, INC.

By:
Name:
Title:

MEDICAL INNOVATION FUND II, A LIMITED PARTNERSHIP

By:
Name:
Title:

MOVA PHARMACEUTICAL CORPORATION

By:
Name:
Title:

NORO-MOSELEY PARTNERS III, L.P.

By:
Name:
Title:

WAKEFIELD GROUP LIMITED PARTNERSHIP

By:
Name:
Title:

JAMES L. WATERS

Name:

WATERS FOUNDATION

By:
Name:
Title:

RICHARD C. WATERS

Name:

FAITH P. WATERS

Name:

BARBARA W. ROOP

Name:

STEVEN R. ROOP

Name:

WILLIAM H. UNDERWOOD

Name:

WATERS GRANDCHILDREN’S TRUST

Name:
Title:

CHRIS FRENCH

Name:

DR. EDWARD SHINAL

Name:

THE SANCIOLIO IRREVOCABLE INTANGIBLE TAX TRUST

By:
Name:
Title:

FRED BURKE

Name:

ALARA HEALTHCARE CORPORATION

By:
Name:
Title:

EXHIBIT A

SHARES OWNED

Name of Principal Stockholder	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Common Stock	Total Number of Shares (on an as converted basis)	Shares Issuable upon Exercise of Options, Warrants, etc.
Mayo Foundation for Medical Education and Research	485,800	985,306	247,524	256,595	387,131	2,362,357	0
aaiPharma, Inc.	485,800	0	0	910,961	0	1,396,761	0
Medical Innovation Fund II, a Limited Partnership	485,800	239,884	62,474	442,525	97,689	1,328,371	0
ALARA Pharmaceutical Company	305,151	142,750	38,234	78,518	59,792	624,444	0
MOVA Pharmaceutical Company	0	0	0	78,518	0	78,518	0
Noro-Moseley Partners III, L.P.	485,800	235,235	63,009	1,570,352	98,530	2,452,925	0
Wakefield Group Limited Partnership	485,800	235,235	63,009	583,857	98,530	1,466,430	0
James L. Waters	152,575	178,431	0	284,548	74,728	690,283	0
Waters Foundation	152,575	71,362	77,002	215,138	29,896	545,974	0
Richard C. Waters	0	6,871	0	0	0	6,871	0
Faith P. Waters	0	33,076	0	35,804	13,836	82,716	0
Barbara W. Roop	0	11,800	6,194	21,985	9,631	49,610	0
Steven R. Roop	0	11,800	6,194	21,985	9,631	49,610	0
William H. Underwood	0	23,856	5,888	0	9,232	38,976	0
Waters Grandchildren’s Trust	0	50,751	20,340	83,543	31,825	186,459	0
Chris French	0	0	0	0	34,000	34,000	0
Dr. Edward Shinal	0	0	1,912	31,407	128,000	161,319	0
The Sancilio Irrevocable Intangible Trust	0	362,916	0	0	152,021	514,937	0
Fred Burke	0	0	0	0	23,041	23,041	0
Richard Bennet	0	2,375	0	3,769	1,928	8,072	0

EXHIBIT B

IRREVOCABLE PROXY

The undersigned stockholder of Aesgen, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints [Insert names of proxy holders], the [Insert titles] of MGI Pharma, Inc., a Minnesota corporation (“Parent”), and each of them, as the sole and exclusive lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith between Parent and the undersigned (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [    ], 2004, among Parent, MGI Acquisition Corp., Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article              thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s true and lawful attorneys-in-fact and proxies to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver in the undersigned’s name any consent, certificate or other document that may be required by law) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting (i) in favor of adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement and (ii) in favor of any other matter directly relating to the consummation of the transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned may vote the Shares on all other matters. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: [    ], 2004

Signature of Principal Stockholder:
Print Name of Principal Stockholder:
Title of Principal Stockholder (if applicable):

Shares beneficially owned:

Stock	Number of Shares	Number of Common Shares on an as Converted Basis
Series A Preferred Stock
Series B Preferred Stock
Series C Preferred Stock
Series D Preferred Stock
Common Stock
TOTAL

Exhibit B

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of September     , 2004 (this “Agreement”), by and among MGI Pharma, Inc., a Minnesota corporation (“Parent”), Timothy I. Maudlin, solely in his capacity as representative (the “Equityholders’ Representative”) of the stockholders of Aesgen, Inc., a Delaware corporation (the “Company”) and not in his individual capacity, and Wells Fargo Bank, N.A., a national association, as escrow agent (the “Escrow Agent”).

W I T N E S S E T H :

WHEREAS, Parent, MGIP Acquisition Corp, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company and Timothy I. Maudlin, as Equityholders’ Representative, have entered into an Agreement and Plan of Merger and Reorganization, dated as of August 30, 2004 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the stockholders of the Company (each, an “Equityholder”, and collectively, the “Equityholders”) have appointed the Equityholders’ Representative to act on behalf of each Equityholder for purposes of the Merger Agreement and this Agreement;

WHEREAS, it is contemplated under the Merger Agreement that Parent will deposit or cause to be deposited into escrow the Escrow Funds (as defined below) payable to the Equityholders in the Merger, on a pro rata basis in accordance with each Equityholder’s percentage ownership of the Merger Consideration payable to such Equityholder in the Merger;

WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent hereunder; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Appointment and Agreement of the Escrow Agent. Parent and the Equityholders’ Representative hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, the escrow agent upon the terms and conditions set forth in this Agreement.

2. Establishment of the Escrow Account.

(a) Pursuant to Section 2.01 of the Merger Agreement, Parent shall deposit with the Escrow Agent at the Effective Time, by wire transfer of immediately available funds, $3,200,000 and pursuant and subject to the terms set forth in Section 2.03(e) of the Merger Agreement shall deposit additional amounts with the Escrow Agent at such time the

Milestone Payment to be paid by Parent pursuant to Section 2.03(a)(i) is due and payable (such amounts, together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto) the “Escrow Funds”). The Escrow Agent shall hold the Escrow Funds in an account (the “Escrow Account”) subject to the terms and conditions of this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and condition of this Agreement.

3. Purpose of the Escrow Fund. The Escrow Funds will be deposited with the Escrow Agent and held by the Escrow Agent to secure the indemnification obligations provided for in Article X of the Merger Agreement.

4. Equityholder Percentage Interest in Escrow. Attached hereto as Schedule A is a schedule listing each Equityholder and such Equityholder’s initial interest in the Escrow Account (expressed as a percentage (calculated to two decimal places), based on the amount of the Escrow Funds delivered to the Escrow Agent at the Closing on behalf of such Equityholder).

5. Payments from the Escrow Account.

(a) If, at any time prior to 5:00 p.m. Eastern time on September     , 2005 (the “Expiration Date”), a Parent Indemnified Party shall deliver to the Escrow Agent a certificate executed by a Parent Indemnified Party or an authorized officer of a Parent Indemnified Party (an “Indemnification Certificate”), which Indemnification Certificate shall:

(i) state that such Parent Indemnified Party has incurred Damages for which it is entitled to reimbursement under Article X of the Merger Agreement (an “Indemnification Claim”);

(ii) state the aggregate amount of such Indemnification Claim (the “Indemnification Amount”);

(iii) specify in reasonable detail each individual item of Damage included in the Indemnification Amount, the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Parent Indemnified Party claims to be entitled hereunder or under Article X of the Merger Agreement;

(iv) attach relevant supporting documents, calculations, correspondence and other documents related to each item of Damage; and

the Escrow Agent shall, promptly upon receipt of such Indemnification Certificate, deliver a copy of such Indemnification Certificate to the Equityholders’ Representative.

(b) If the Equityholders’ Representative shall object to any amount claimed in connection with any Indemnification Claim specified in any Indemnification Certificate, the Equityholders’ Representative shall, within twenty (20) business days after

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delivery by the Escrow Agent to the Equityholders’ Representative of such Indemnification Certificate (the “Response Period”), deliver to Parent and the Escrow Agent a certificate, executed by the Equityholders’ Representative (an “Equityholders’ Certificate”), which shall specify in reasonable detail (i) each amount to which the Equityholders’ Representative objects and (ii) the nature and basis for each such objection.

(c) (i) If the Escrow Agent shall not have received an Equityholders’ Certificate objecting to the amount claimed with respect to an Indemnification Claim prior to the expiration of the applicable Response Period, the Equityholders and the Equityholders’ Representative shall be deemed to have agreed to the Indemnification Certificate, to have acknowledged the correctness of the Indemnification Amount with respect to such Indemnification Claim and to have agreed that cash in an amount equal to the full Indemnification Amount may be released from the Escrow Account to the Parent Indemnified Party; or (ii) if the Escrow Agent shall have received an Equityholders’ Certificate pursuant to Section 5(d) below prior to the expiration of the Response Period with respect to an Indemnification Claim as to which any portion of the Indemnification Amount is not objected to, the Equityholders and the Equityholders’ Representative shall be deemed to have agreed to that portion of the Indemnification Certificate, to have acknowledged the correctness of that portion of the Indemnification Amount as to which no objection is raised in the Equityholders’ Certificate and to have agreed that cash in an amount equal to that portion of the Indemnification Amount as to which no objection is raised in the Equityholders’ Certificate may be released from the Escrow Account to the Parent Indemnified Party; then, in either case, the Escrow Agent shall, within five (5) business days following the receipt of the Equityholders’ Certificate or following the expiration of the relevant twenty (20) business-day period, remit from the Escrow Funds to the Parent Indemnified Party that portion of such Indemnification Amount equal to the amount of such Indemnification Claim to which the Equityholders’ Representative has not objected, together with the pro rata portion of the interest and investment income deposited in the Escrow Account from the Closing Date attributable to such Indemnification Amount or portion thereof, as the case may be.

(d) If the Escrow Agent shall have received within the applicable Response Period an Equityholders’ Certificate contesting all or a portion of an Indemnification Amount (a “Contested Claim”), the amount so contested (the “Contested Amount”) shall be held by the Escrow Agent and shall not be released from the Escrow Account, except in accordance with any of the following:

(i) written instructions executed by each Parent Indemnified Party and the Equityholders’ Representative, or

(ii) if the Contested Claim concerns amounts that are subject to third party claims brought against the Parent Indemnified Parties in a litigation or arbitration, the determination of such amount in a final, non-appealable decision, award or settlement of such litigation or arbitration, or

(iii) if the Contested Claim concerns amounts that are not subject to third party claims and if the Equityholders’ Representative and Parent, on behalf of the Parent Indemnified Parties, are unable to resolve any such Contested Claim within thirty (30)

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days after delivery of the Equityholders’ Certificate, the settlement of such Contested Claim shall be resolved by a binding arbitration proceeding, which shall take place in New York, New York. All Contested Claims shall be conducted in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association in effect on the date on which the Equityholders’ Certificate is delivered (the “AAA Rules”). The Contested Claim shall be determined by one arbitrator, except that if the Contested Claim involves an amount in excess of $1,000,000 (exclusive of interest and costs), three arbitrators shall be appointed. Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or persons who have professional credentials similar to those persons listed on such AAA panels. The arbitrator(s) shall have the right to appoint an independent expert (including an independent accounting firm) and the costs and expenses of such expert, together with the costs and expenses of the arbitrator(s), shall be borne one-half by the Equityholders and one-half by Parent. The Equityholders’ Representative and Parent shall cause the arbitrator(s) to decide the Contested Claim within thirty (30) business days after the appointment of the last arbitrator. The arbitrators’ decision shall relate solely to whether the Parent Indemnified Party is entitled to receive the Contested Amount (or a portion thereof) from the Escrow Account pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the arbitrator or majority of the arbitrators shall be furnished to the Equityholders’ Representative, Parent and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question; be binding upon the Equityholders’ Representative, the Equityholders, the Parent Indemnified Parties and the Escrow Agent; and shall not be contested by any of them. The parties knowingly and voluntarily waive their rights to have any Contested Claim tried and adjudicated by a judge or a jury.

(e) After (i) the receipt of written instructions pursuant to Section 5(d)(i) of this Agreement, (ii) the final, non-appealable decision, award or settlement of a third-party claim pursuant to Section 5(d)(ii) of this Agreement, or (iii) the final arbitration decision pursuant to Section 5(d)(iii) of this Agreement, the Escrow Agent shall forward to the Parent Indemnified Party the portion of such Indemnification Amount equal to the lesser of (x) the Indemnification Amount specified in such written instructions, decision, award, settlement or arbitration decision, as the case may be, and (y) the Escrow Funds then remaining in the Escrow Account.

(f) Notwithstanding the limitations set forth in Section 5(a) of this Agreement, following the Expiration Date, the Parent Indemnified Parties shall be entitled to assert claims against the Escrow Account under this Section 5 with respect to all Damages that were included in determining the Reserved Amount (as defined below). For purposes of this Agreement, the “Reserved Amount” shall be equal to the aggregate dollar value of all amounts claimed and unpaid in all Indemnification Certificates delivered to the Escrow Agent prior to the Expiration Date which claims or amounts shall not have been resolved on or prior to the Expiration Date.

(g) Upon the termination of this Agreement in accordance with Section 10(a) hereof, the Escrow Agent shall promptly liquidate all investments of the Escrow Account, if any, and transfer to the Equityholders’ Representative on behalf of the Equityholders by wire transfer in immediately available funds, the Escrow Funds, if any, then remaining in the Escrow Account in accordance with the written wire transfer instructions provided by the Equityholders’ Representative, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent.

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(h) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of this Agreement, the Escrow Agent shall, if so instructed in writing signed by Parent and the Equityholders’ Representative, pay from the Escrow Account, as instructed in such writing, to Parent, any Parent Indemnified Party, the Equityholders’ Representative or any Equityholder the amount of the Escrow Funds or other property so instructed.

6. Maintenance of the Escrow Account; Termination of the Escrow Account. The Escrow Agent shall continue to maintain the Escrow Account until the termination of this Agreement pursuant to Section 10(a).

7. Investment of Escrow Account. The Escrow Agent shall invest and reinvest the Escrow Funds on deposit in the Escrow Account, upon the joint written direction from Parent and the Equityholders’ Representative, in any combination of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the government of the United States or (b) insured certificates of deposit of, or time deposits with, or money market funds with, any commercial bank that: (i) is a member of the U.S. Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then-equivalent grade) by Moody’s Investor Service, Inc. or “A-1” (or the then-equivalent grade) by Standard & Poor’s Rating Services, (iii) is organized under the laws of the United States or any state thereof, and (iv) has combined capital and surplus of at least $1 billion. Any interest or other income received on such investment or reinvestment of the Escrow Funds shall become part of the Escrow Account. The Escrow Agent shall send quarterly statements to Parent and the Equityholders’ Representative of the value, by investment, of the funds held in the Escrow Account. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement and Article X of the Merger Agreement. To the extent the Escrow Agent shall invest the funds in the Escrow Account in the manner provided for in this Section 7, no party hereto shall be liable for any loss which may be incurred by reason of any such investment.

8. Equityholders’ Representative. Notwithstanding anything to the contrary contained herein, (a) each Equityholder shall severally and not jointly hold harmless and reimburse the Equityholders’ Representative from and against such Equityholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Equityholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Equityholders’ Representative in his, her or its capacity as Equityholders’ Representative under the Merger Agreement or this Agreement (collectively, the “Expenses”), other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Equityholders’ Representative’s fraudulence, gross negligence, bad faith or willful misconduct; provided, however, that no such Equityholder shall be liable in excess of such Equityholder’s pro-rata portion of the Merger Consideration, except with respect to Expenses resulting from fraud, gross negligence, bad faith or willful misconduct of such Equityholder; and (b) with respect to any Expenses that are not reimbursed by any Equityholder as provided for

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herein, the Equityholders’ Representative shall be entitled to set off such Expenses against the Escrow Funds that would otherwise have been distributed to such Equityholder pursuant to the terms hereof.

9. Escrow Agent.

(a) Except as expressly contemplated by this Agreement or by joint written instructions from Parent and the Equityholders’ Representative, the Escrow Agent shall not sell, transfer or otherwise dispose of, in any manner, all or any portion of the Escrow Account, except pursuant to an order of a court of competent jurisdiction.

(b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

(c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

(d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence, bad faith or willful misconduct.

(e) The Escrow Agent shall have no duty as to the collection or protection of the Escrow Funds, or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds actually in its possession.

(f) As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule B to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be paid by Parent.

(g) Parent and the Equityholders’ Representative, jointly and severally, shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees to the extent incurred without fraud, gross negligence, bad faith or willful misconduct on the part of the Escrow Agent and arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement. Promptly after the receipt by the Escrow Agent of notice of the commencement of any claim against the Escrow Agent with respect to which the Escrow Agent demands indemnification under this Agreement, the Escrow Agent shall promptly notify Parent and the Equityholders’ Representative of the commencement of such claim. In no event shall Parent or the Equityholders’ Representative be liable under this indemnity for any claim against the Escrow Agent unless Parent and the Equityholders’ Representative shall have

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been promptly notified by the Escrow Agent of the commencement of any such claim. Parent and the Equityholders’ Representative shall be entitled to participate at their own expense in the defense and, if Parent and the Equityholders’ Representative so elect at any time after receipt of such notice, Parent and the Equityholders’ Representative may assume the defense of any suit brought to enforce any such claim. The Escrow Agent shall have the right, but shall be under no obligation, to employ separate counsel in any such suit and participate in the defense thereof.

(h) The Escrow Agent may at any time resign by giving thirty (30) business days’ prior written notice of resignation to Parent and the Equityholders’ Representative. Parent and the Equityholders’ Representative may at any time jointly remove the Escrow Agent by giving ten (10) business days prior written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent, which shall be a bank or trust company having assets in excess of $500 million, shall be appointed by Parent and Equityholders’ Representative by a written instrument executed by Parent and the Equityholders’ Representative and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Parent and the Equityholders’ Representative, execute and deliver to such successor escrow agent all of its right, title and interest hereunder in and to the Escrow Account and all of its other rights hereunder. If no successor escrow agent shall have been appointed within twenty (20) business days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Account until the earlier of its receipt of designation of a successor escrow agent, joint written instructions by Parent and the Equityholders’ Representative and termination of this Agreement in accordance with its terms.

10. Miscellaneous.

(a) Termination. This Agreement shall terminate on the later of (i) the date on which there are no Escrow Funds or other property remaining in the Escrow Account and (ii) ten (10) business days following the date on which all claims made in Indemnification Certificates delivered to the Escrow Agent prior to the Expiration Date shall have been resolved.

(b) Attorneys’ Fees. Except as otherwise provided in the Merger Agreement, all attorneys’ fees, costs and disbursements shall be paid by the respective party by which such fees, costs and disbursements were incurred.

(c) Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Equityholder may assign such Equityholder’s rights under this Agreement (by operation of law or otherwise) without the express prior written consent of Parent; provided, however, that upon the death of an Equityholder, such Equityholder’s rights under this Agreement shall be transferred to the person(s) who receive such Equityholder’s shares of the Merger Consideration under the laws of descent and distribution. The Equityholders’ Representative hereunder may only be replaced pursuant to the terms of Section 11.01(a) of the Merger Agreement.

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(d) No Third Party Beneficiaries. This Agreement is for the sole benefit of Parent, the Equityholders’ Representative, the Equityholders and the Escrow Agent and their respective permitted successors and assigns, if any, and nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, any rights, benefits or remedies upon any other person or entity under or by reason of this Agreement.

(e) Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or made (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(e)):

if to Parent:

MGI Pharma, Inc.
5775 West Old Shakopee Road, Suite 100
Bloomington, Minnesota 55437
Facsimile No.: 952-346-4812
Attention: Eric P. Loukas, General Counsel

with a copy to:

Halleland Lewis Nilan Sipkins & Johnson, P.A.
600 Pillsbury Center South
220 South Sixth Street
Minneapolis, Minnesota 55402-4501
Facsimile No.: 612-338-7858
Attention: Robert A. Kukuljan, Esq.

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if to the Equityholders’ Representative:

Timothy I. Maudlin
18739 Vogel Farm Trail
Eden Prairie, Minnesota 55347-4181
Facsimile No.: 952-941-0848

with a copy to:

Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Facsimile No.: 212-953-7201
Attention: Robert J. Dwyer, Jr., Esq.

if to the Escrow Agent, to:

Wells Fargo Bank, N.A.
Corporate Trust Services
MAC N9303-120
Sixth and Marquette
Minneapolis, Minnesota 55479
Attn: Marco X. Morales
Facsimile No.: 612-667-9825

(f) Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action (other than an action pursuant to Section 5(d) regarding a Contested Claim) between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in the State of Delaware or the United States District Court for the District of Delaware, (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid and (iii) each of the parties irrevocably waives the right to a trial by jury.

(g) Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent, the Equityholders’ Representative and the Escrow Agent or (b) by a waiver in accordance with paragraph (i) of this Section 10; provided, that any amendment duly executed and delivered by the Equityholders’ Representative shall be deemed to have been duly executed and delivered by all of the Equityholders.

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(h) Tax of Interest Earned on Investment of Escrow Funds.

(i) The parties hereto agree that, for tax reporting purposes, all interest or other income, if any, attributable to the Escrow Funds or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Equityholders in accordance with their percentage interests in the Escrow Account set forth in Schedule A.

(ii) Each of the Equityholders agrees to provide the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) within thirty (30) days after the date hereof. The Equityholders and the parties hereto understand that if such Tax Reporting Documentation is not provided to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of the Escrow Funds held by the Escrow Agent pursuant to the terms of this Agreement.

(i) Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege or remedy hereunder shall not constitute a waiver of any of such rights, powers, privileges or remedies.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(k) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, the Equityholders’ Representative and the Escrow Agent with respect to the subject matter hereof.

(l) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

(n) Recalculation of Percentage Interests. If for any reason Schedule A should need to be recalculated, Parent and the Equityholders’ Representative shall jointly: (i) calculate revised percentage interests for the Equityholders and (ii) submit such calculations in writing to the Escrow Agent.

(o) Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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Exhibit B

IN WITNESS WHEREOF, each party hereto has executed or has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

MGI PHARMA, INC.

By:
Name:
Title:

EQUITYHOLDERS’ REPRESENTATIVE

Timothy I. Maudlin

WELLS FARGO BANK, N.A.

By:
Name:
Title:

SIGNATURE PAGE TO

ESCROW AGREEMENT

SCHEDULE A

Listing of Each Equityholder’s Interest in Escrow Account

S-1

SCHEDULE B

Escrow Agent Fees

ACCEPTANCE FEE:	$1,500.00

For account set-up services including the examination of the Escrow Agreement and all supporting documents. This is a one-time fee payable upon the opening of the account.

ADMINISTRATION FEE:	$1,500.00

An annual charge for any 12-month period. This fee is payable upon the opening of the account and annually thereafter. This charge is not prorated for the first year. An annual charge or any portion of a 12-month period thereof. This fee is payable upon the opening of the account.

TRANSACTION FEE:

Other transfer of funds (i.e. checks, internal account transfers)	$10.00
Asset transaction (purchases/sales/calls/deposit/withdrawals, etc.)	$20.00
Incoming funds (per check)	$3.50
Outgoing (per check)	$5.00
Outgoing (per wire)	$25.00

EXTRAORDINARY SERVICES:

For any services other than those covered by the aforementioned, a special per hour charge will be made commensurate with the character of the service, time required and responsibility involved. Parent and the Equityholders’ Representative will be notified in advance prior to the Escrow Agent’s performance of any extraordinary service. Such services include, but are not limited to, excessive administrative time, attendance at closings, specialized reports (e.g. tax reporting) and record-keeping, unusual certifications, etc.

1099-Tax Reporting	$5.00 per report
Other Tax Reporting	per hour charge

Billings over 30 days past due are subject to a 1.5% per month late payment penalty of the balance due.

Schedule is subject to periodic review and adjustment.

S-2

Exhibit C

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct any lawful business activity.

2. The Company’s authorized capital stock consists of 30,000,000 shares of Company Common Stock, par value $0.01 per share (the “Common Stock”), 122,927 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), 111,775 shares of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), 40,000 shares of Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and 35,022 shares of Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”, and collectively, along with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock” and collectively, along with the Common Stock, the “Company Stock”). Based solely on our review of Company minutes, actions by written consent, stock registers, certificates of officers of the Company and exercises of options and warrants shown to be outstanding on a schedule to the Merger Agreement, the shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.

3. The Company has the corporate power to execute, deliver and perform the Merger Agreement. The execution, delivery and performance of the Merger Agreement by the Company have been duly and validly authorized by all requisite corporate action.

4. The Merger Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its respective terms.

5. The execution, delivery and performance of the Merger Agreement by the Company do not (a) violate any provision of the Company’s Certificate of Incorporation or Bylaws, (b) violate, in any material respect, any federal or Delaware statute, rule or regulation to which the Company is subject or (c) violate any judgment, order or decree known to us applicable to the Company of any court, governmental authority or arbitrator.

6. To our knowledge, there is no lawsuit or other proceeding pending or overtly threatened to which the Company is a party.

Exhibit D

1.    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with corporate power to conduct any lawful business activity.

2.    Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct any lawful business activity.

3.    Each of Parent and Merger Subsidiary has the corporate power to execute, deliver and perform the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Parent and Merger Subsidiary have been duly and validly authorized by all requisite corporate action. Each of the Transaction Documents has been duly executed and delivered by Parent and Merger Subsidiary and constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their terms.

4.    The execution, delivery and performance of the Transaction Documents by Parent and Merger Subsidiary do not (a) violate any provision of the Parent’s or Merger Sub’s respective organizational documents, (b) violate, in any material respect, any federal or Minnesota statute, rule or regulation, or the Delaware General Corporation Law, to which either Parent or Merger Sub is subject or (c) violate any judgment, order or decree known to us applicable to Parent or Merger Sub of any court, governmental authority or arbitrator.

5.    To our knowledge, there is no lawsuit or other proceeding pending or overtly threatened to which Parent or the Merger Sub is a party.